UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Otter Tail Corporation

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2020

Proxy Statement and

Annual Meeting Notice

Otter Tail Corporation

Annual Meeting of Shareholders

Monday, April 20, 2020

10:30 A.M. (CDT)

Bigwood Event Center

Country Inn & Suites by Radisson

925 Western Avenue

(Highway 210 West and Interstate 94)

Fergus Falls, Minnesota 56537

COFFEE WILL BE SERVED AT 9:30 A.M. (CDT)

Lunch will follow the meeting.

No reservation is necessary.

Please bring a copy of your Notice of Internet Availability of Proxy Materials or your proxy card to register at the Annual Meeting.

Contact Shareholder

Services for Information

E-mail	sharesvc@ottertail.com

Internet	www.ottertail.com

Fax	218-998-3165

Phone	800-664-1259 or 218-739-8479

Mail	Otter Tail Corporation P.O. Box 496 Fergus Falls, Minnesota 56538-0496

March 9, 2020

Dear Fellow Shareholders:

We invite you to join us at our 2020 Annual Meeting of Shareholders on April 20, 2020 in Fergus Falls, Minnesota.

2019 was another excellent year for Otter Tail Corporation. We increased our dividend 4.5 percent, marking the 80th consecutive year we have paid dividends on our common stock. Our utility marked major milestones in the future of our generation resources with two projects that began construction, The Merricourt Wind Energy Center, which will be the largest capital investment in our company’s history, and Astoria Station.

We remain well-positioned to deliver shareholder value. Strong and stable electric operations continue to provide cash flow to support dividends and our manufacturing businesses provide above-average earnings growth potential, with both platforms supported by a targeted capital growth plan. We look forward to sharing more about our 2019 results and our strategy for sustained success during the meeting.

Included in this proxy statement are meeting details and instructions for how to vote your shares. Your vote is important. Please promptly review the proxy card and cast your vote.

Thank you for your confidence and investment in Otter Tail Corporation.

Nathan I. Partain	Chuck S. MacFarlane
Chairman of the Board	President and Chief Executive Office

Notice of Annual Meeting

Notice is hereby given to the shareholders of Otter Tail Corporation that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Country Inn & Suites by Radisson, 925 Western Avenue, Highway 210 West and Interstate 94, Fergus Falls, Minnesota 56537, on Monday, April 20, 2020, at 10:30 A.M. (CDT) to consider and act upon the following proposals:

1.	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years expiring in April 2023 and until their successors are duly elected and qualified.

2.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in the Proxy Statement.

3.	To ratify the appointment of Deloitte & Touche, LLP as Otter Tail Corporation’s independent registered public accounting firm for the year 2020.

4.	To transact such other business as may properly be brought before the meeting.

March 9, 2020

JENNIFER O. SMESTAD

Vice President

General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 20, 2020: Our Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at http://www.ottertail.com/annual.cfm.

Your Vote is Important

Please vote your proxy by telephone or the Internet as described in the instructions on the Notice. If you received paper copies of proxy materials, you can also sign, date and return the accompanying proxy card in the enclosed envelope, which does not require postage if mailed in the United States. If your shares are held of record in a brokerage account, please follow the instructions you receive from your broker. Your broker will submit a proxy card to Otter Tail Corporation reflecting the votes it receives. Employee Stock Ownership Plan (“ESOP”) participants should follow the instructions provided by Equiniti Trust Company.

The Proxy Statement and Annual Report on Form 10-K were either made available to you over the Internet or mailed to you beginning on or about March 9, 2020. Shareholders who are receiving a paper copy of the Proxy Statement and Annual Report on Form 10-K can elect to receive future reports over the Internet. If you are interested in this option, or to obtain directions to attend the Annual Meeting and vote in person, please contact Shareholder Services by calling our toll-free number 800-664-1259 or by e-mail at sharesvc@ottertail.com.

Proxy Statement Questions and Answers

Q: Why	am I receiving these materials?

A:

The Board of Directors of Otter Tail Corporation provides these materials in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held on April 20, 2020. As a shareholder, you are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

Q: Who	is entitled to vote at the Annual Meeting?

A:

Only common shareholders of record at the close of business on February 20, 2020, are entitled to vote in person or by proxy at the Annual Meeting. As of the record date, 40,247,417 common shares of Otter Tail Corporation were issued and outstanding, of which a majority must be present in person or by proxy in order to constitute a quorum for the Annual Meeting. Each shareholder is entitled to one vote per share.

Q:	What proposals may I vote on at the Annual Meeting?

A:	You may vote on whether:

✓	To elect three Directors to Otter Tail Corporation’s Board of Directors to serve terms of three years expiring in April 2023, and until their successors are duly elected and qualified.

✓	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in this Proxy Statement.

✓	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the year 2020.

✓	To transact such other business as may properly be brought before the meeting.

Q:	How do I vote my shares?

A:

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to shareholders who have not requested printed copies of the proxy materials the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless requested.

You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, you have three voting options:

(1)	by telephone;

(2)	by Internet; or

(3)	by proxy card.

If you intend to vote by proxy, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, you also received a proxy card for voting your shares. To register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card. Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

If you hold your shares through a broker or nominee and wish to vote in person at the Annual Meeting, you must request a legal proxy from your broker or nominee and bring it to the Annual Meeting.

Q: May	I change my vote?

A:	You have the right to revoke your proxy any time before the Annual Meeting by:

•	providing written notice to an officer of Otter Tail Corporation and voting in person at the Annual Meeting;

•	submitting another proper proxy by telephone or the Internet; or

•	submitting a new written proxy bearing a later date at any time before the proxy is voted at the Annual Meeting.

Q:	How are the votes counted?

A:

In Proposal 1, the election of Directors, you may vote FOR one or more of the nominees or you may WITHHOLD your vote for one or more nominees. You may vote FOR, AGAINST or ABSTAIN on Proposal 2, the non-binding advisory vote on the compensation provided to the Named Executive Officers as described in this Proxy Statement. You may vote FOR, AGAINST or ABSTAIN with respect to Proposal 3, the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for 2020. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote your shares will be voted FOR all proposals.

Shares voted as “WITHHOLD” or “ABSTAIN” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

The impact of a “WITHHOLD” vote, in combination with the majority voting policy is described below. An “ABSTAIN” vote will have the effect of a vote “AGAINST” Proposals 2 and 3.

If your shares are held in the name of a brokerage firm and you do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. Brokers have discretionary authority to vote on Proposal 3, the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm, but they do not have discretionary authority to vote on either of the other proposals. If a broker submits “broker non-votes,” meaning a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more proposals, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such proposals. As a result, broker non-votes will have no effect on the voting of any of the proposals presented at the Annual Meeting.

Q: How	many votes are needed to approve each proposal?

A:

In Proposal 1, the election of Directors, a nominee will be elected by a favorable vote of plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. A plurality means that if shareholders are electing three Directors, the three Director nominees receiving the highest number of votes will be elected. Shareholders do not have the right to cumulate their vote for Directors. Any standing Director candidate who receives a greater number of “WITHHELD” votes than “FOR” votes for his or her election will be required to submit a letter of resignation to the Board for consideration by the Corporate Governance Committee as outlined in the Corporation’s Corporate Governance Guidelines.

In Proposal 2, the non-binding advisory vote on the compensation provided to the Named Executive Officers as described in the Proxy Statement, the affirmative vote of the holders of a majority (more than 50%) in voting power of the common shares, which are present in person or represented by proxy and entitled to vote, is required to approve the resolution.

In Proposal 3, the ratification of Deloitte & Touche, LLP to serve as the independent public accounting firm, the affirmative vote of the holders of a majority (more than 50%) in voting power of the common shares which are present in person or represented by proxy and entitled to vote is required to ratify the appointment.

Q: Where	and when will I be able to find the results of the voting?

A:

Preliminary results will be announced at the Annual Meeting of Shareholders. Otter Tail Corporation will publish the final results in a current report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting. You may also find the results on our website www.ottertail.com.

Q: Who	bears the cost of soliciting votes for the Annual Meeting?

A:

Otter Tail Corporation will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to soliciting proxies by mail, employees of Otter Tail Corporation may solicit them by telephone or in person. Employees receive no additional compensation for these solicitation activities.

Election of Directors

The Board of Directors of Otter Tail Corporation is composed of nine Directors divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years.

The Board of Directors, upon recommendation of the Corporate Governance Committee, nominates Mr. John D. Erickson, Mr. Nathan I. Partain, and Mr. James B. Stake for re-election to serve three-year terms ending at the time of the Annual Meeting of Shareholders in 2023, and until their successors are duly elected and qualified.

Under Minnesota law, the affirmative vote of a plurality of the common shares present and entitled to vote for Directors is required for the election of the nominees to the Board of Directors. Proxies, unless otherwise directed thereon, will be voted in favor of all nominees. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees is unable to serve or for good reason will not serve, which is a contingency not now anticipated.

The Board of Directors has adopted a governance guideline whereby a Director candidate in an uncontested election who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election must tender his or her resignation for the Board’s consideration. After recommendation from the Corporate Governance Committee, the Board will determine whether to accept the resignation and publicly disclose that decision within 90 days from the date of the certification of the election results.

Biographies of the Director nominees and of the continuing Directors are found on the following pages, including an outline of his or her senior leadership roles, qualifications and experience to serve on the Board. Except as otherwise noted, each Director and Director nominee has held the same position or another executive position with the same employer for the past five years.

The Corporate Governance Committee reviews the overall composition of the Board, with the goal of achieving balance and diversity, as discussed under “Board Composition and Director Qualifications” on page 8.

The Board of Directors has determined that, with the exception of Mr. Charles S. MacFarlane, our President and Chief Executive Officer, all of the Directors and Director nominees are independent as defined by the Nasdaq Listing Standards. However, due to Mr. John D. Erickson’s longstanding ties to Otter Tail Corporation, as described in his biography, he serves on no standing committees. The Board gave additional consideration to the independence of Mr. Nathan I. Partain as he will begin his 27th year on the Board of Directors. The Board concluded he was independent because he is actively employed outside of his Board service, he has no business-related contacts with Otter Tail Corporation outside of his Board service and his social contacts with management are limited to Board-related activities.

The Board of Directors recommends a vote FOR the election of all nominees to the Board of Directors.

Nominees for election for three-year terms expiring in April 2023:
John D. Erickson Fergus Falls, Minnesota	Consultant to ECJV Holding, LLC, a subsidiary of Cascade Investments, LLC, since 2011. Former President and Chief Executive Officer of Otter Tail Corporation from 2002 to 2011.

Director since: 2007

Age: 61

Board Committees:

None

Other Board Service:

•  OE Holdings, LLC

•  North Dakota State University Foundation (Finance and Audit Chair)

•  Lake Region Healthcare Corporation (Chair)

Senior Leadership Roles

Having joined Otter Tail Power Company in 1980, Mr. Erickson was appointed to roles of increasing responsibility throughout his career spanning more than 30 years.

Prior to his role as the President and Chief Executive Officer of Otter Tail Corporation, from 1998 to 2000, Mr. Erickson served as the Chief Financial Officer, Vice President of Finance and Treasurer. In 2000, Mr. Erickson was named as the Corporation’s Executive Vice President, in addition to his ongoing responsibilities as Chief Financial Officer and Treasurer. Then in 2001, Mr. Erickson was named as the Corporation’s President, and its Chief Executive Officer in 2002.

He served as Otter Tail Power Company’s President from 2001 to 2002 and as its Director of Revenue and Market Analysis from 1989 to 1998.

Qualifications and Experience

As former Chief Executive Officer, Mr. Erickson contributes public company executive leadership experience, financial expertise and a deep knowledge of the Corporation’s business and the utility industry. During his tenure with the Corporation, he oversaw functions including operations, accounting, financial reporting, finance and customer energy program marketing. The Board benefits from his comprehensive understanding of regulatory accounting, the regulatory environment and the service territory for Otter Tail Power Company.

Mr. Erickson is a National Association of Corporate Directors Governance Fellow, having completed the NACD’s comprehensive program of study for corporate directors and staying actively engaged in the NACD community.

Nathan I. Partain Chicago, Illinois	President and Chief Investment Officer of Duff & Phelps Investment Management Co. since 2005.

Director since: 1993

Chairman since: 2011

Age: 63

Board Committees:

None

Other Board Service:

•  DNP Select Income Fund Inc.*

•  Duff & Phelps Utility and Corporate Board Trust, Inc.*

•  DTF Tax-Free Income Inc.*

•  Duff & Phelps Global Utility Income Fund, Inc.*

Senior Leadership Roles

In addition to being the President and Chief Investment Officer of Duff & Phelps Investment Management Co., Mr. Partain is also the President and Chief Executive Officer of DNP Select Income Fund, Inc., a closed-end utility income fund. Prior to joining Duff & Phelps, Mr. Partain held financial and regulatory positions with Gulf States Utilities Company. Mr. Partain is a Chartered Financial Analyst.

Qualifications and Experience

The Board benefits from Mr. Partain’s executive leadership and governance expertise, which he has developed over many years of managing and overseeing funds at Duff & Phelps, his financial expertise, and his extensive knowledge of the utility industry gained from over 30 years of providing electric utility investment research and management services to institutional clients of Duff & Phelps.

Mr. Partain is a National Association of Corporate Directors Board Leadership Fellow, having completed the NACD’s comprehensive program of study for corporate directors and staying actively engaged in the NACD community.

James B. Stake Edina, Minnesota	Retired Executive Vice President of Enterprise Services at 3M Company, a diversified manufacturing company, from 2006 to 2008.
Director since: 2008 Age: 67 Board Committees: • Compensation (Chair) • Audit Other Board Service: • C.H. Robinson Worldwide, Inc.** (Audit Chair) • Ativa Medical Corporation (Chair)

Senior Leadership Roles

Prior to his role as Executive Vice President of Enterprise Services, Mr. Stake held various positions of increasing responsibility leading global health care, industrial, and commercial businesses during his more than 30 years with 3M Company. Mr. Stake oversaw multiple business units for 3M, including more than a decade of foreign assignments in Europe and South America.

Qualifications and Experience

Mr. Stake contributes more than 30 years of executive leadership experience with a diversified public company during his career at 3M Company, which is particularly relevant to the manufacturing companies at Otter Tail Corporation. He also contributes operational, marketing and financial expertise from his leadership of these businesses, and has experience overseeing business risk management and information technology systems. The Board also benefits from his perspective on audit committee functions for another public company, based on his service as Audit Chair for C.H. Robinson Worldwide.

Directors with terms expiring in April 2021:
Karen M. Bohn Edina, Minnesota	Chief Executive Officer and President of Galeo Group, LLC, a management consulting firm, since 1998.

Director since: 2003

Age: 66

Board Committees:

•  Corporate Governance (Chair)

•  Audit

Other Board Service:

•  Ameriprise Certificate Company (Chair)

•  Alerus Financial Corporation (Governance Chair, Audit)

•  RiverSource Life Insurance Co. of New York

Senior Leadership Roles

Prior to her role as President of Galeo Group, LLC, Ms. Bohn served at Piper Jaffray Companies between 1976 and 1998 in positions including Chief Administrative Officer from 1988 to 1998, President of Piper Jaffray Companies Foundation from 1993 to 1998, and Chief Executive Officer and the President of Piper Trust Company from 1994 to 1995.

Qualifications and Experience

Ms. Bohn contributes executive leadership experience from her extensive service at Piper Jaffray Companies, where she oversaw a wide range of corporate functions including corporate communications, community affairs, government relations, human resources, enterprise services, strategic and operational planning and retirement plans. The Board also benefits from Ms. Bohn’s expertise developed over the course of her career in the financial services sector as well as insights from her consulting practice in the areas of governance, leadership, and strategy.

Ms. Bohn is a National Association of Corporate Directors Board Leadership Fellow, having completed the NACD’s comprehensive program of study for corporate directors and staying actively engaged in the NACD community.

Charles S. MacFarlane Fergus Falls, Minnesota	President (since 2014) and Chief Executive Officer (since 2015) of Otter Tail Corporation; President (2003 to 2014) and Chief Executive Officer (2007 to present) of Otter Tail Power Company.

Director since: 2015

Age: 55

Board Committees:

None

Other Board Service:

•  University of North Dakota Alumni Association Foundation

•  Edison Electric Institute (EEI)

•  Lake Region Healthcare Corporation

Senior Leadership Roles

In addition to his current roles at Otter Tail Corporation and Otter Tail Power Company, Mr. MacFarlane has held a number of other positions, including as Otter Tail Corporation’s Chief Operating Officer from 2014 to 2015 and its Senior Vice President, Electric Platform, from 2003 to 2014. Prior to joining Otter Tail Power Company in 2001, Mr. MacFarlane served as Director of Electric Distribution Planning, Engineering and Reliability at Xcel Energy, Inc. from 2000 to 2001 and as Director of Delivery Construction & Field Operations for Northern States Power Company, a subsidiary of Xcel Energy, Inc., from 1997 to 2000.

Qualifications and Experience

Mr. MacFarlane provides the Board with a direct link to the management team of Otter Tail Corporation and is critical to Board discussions on operations and the development and execution of the strategic direction of Otter Tail Corporation. Mr. MacFarlane also contributes business and utility expertise developed over the course of his career at Otter Tail Power Company and Xcel Energy, Inc. The Board also benefits from Mr. MacFarlane’s deep understanding of the policy and regulatory environments and the service territory for Otter Tail Power Company.

Thomas J. Webb Richland, Michigan	Retired Executive Vice President and Chief Financial Officer of CMS Energy Corporation, primarily a gas and electric utility, from 2002 to 2017, and Vice Chairman during 2017.
Director since: 2018 Age: 67 Board Committees: • Audit • Compensation Other Board Service: • EnerBank USA (Chair) (2002-2018) • Southwest Michigan First (Finance & Audit Committee Chair)

Senior Leadership Roles

Prior to his roles at CMS Energy Corporation, Mr. Webb served as Executive Vice President and Chief Financial Officer for The Kellogg Company, a multinational food manufacturer, from 1999 to 2002, and as Chief Financial Officer at Visteon Corporation, a division of Ford Motor Company, from 1996 to 1999. He began his career at Ford Motor Co. in 1977, holding positions of increasing responsibility in finance and management for a period of more than 22 years in the United States and in Europe.

Qualifications and Experience

Mr. Webb contributes executive leadership experience and public company accounting, finance and financial reporting expertise from his years of service as Chief Financial Officer at CMS, Kellogg and Visteon. The Board also benefits from Mr. Webb’s comprehensive understanding of utility operations, the utility industry and regulatory accounting from his 15 years at CMS.

Directors with terms expiring in April 2022:
Steven L. Fritze Eagan, Minnesota	Retired Chief Financial Officer of Ecolab, Inc., a provider of water, hygiene and energy technologies and services, from 2002 through 2012.

Director since: 2013

Age: 65

Board Committees:

•  Audit (Chair)

•  Corporate Governance

Other Board Service:

•  Mortenson Construction, Inc. (Audit Chair)

•  St. Paul and Minnesota Foundation (Audit and Finance Chair)

Senior Leadership Roles

Mr. Fritze served in roles with increasing leadership responsibility before retiring as Chief Financial Officer at Ecolab, Inc., including as Senior Vice President of Finance from 2001 to 2002, Vice President and Controller from 1998 to 2001, Vice President and Treasurer, from 1995 to 2008, including a period of serving as Acting Chief Information Officer, and Vice President and Controller of Ecolab’s largest division, Ecolab U.S. Institutional Division, from 1989 to 1995.

Qualifications and Experience

Mr. Fritze contributes public company accounting, finance and financial reporting expertise from his service as Chief Financial Officer of Ecolab, as well as executive leadership experience gained over 32 years of service to Ecolab in a variety of roles. In these positions, Mr. Fritze’s duties included responsibility for the control environment, accounting function, decision support analytics, and public company financial disclosures. Mr. Fritze also had accountability for information technology, investor relations, treasury, tax, global shared services and Global Lean Six Sigma. The Board benefits from Mr. Fritze’s extensive experience with all aspects of public company financial reporting, control environment of a diverse global business and management of information technology systems. Mr. Fritze has also had extensive experience with mergers and acquisitions.

Dr. Kathryn O. Johnson Hill City, South Dakota	Owner and Principal of Johnson Environmental Concepts, which specializes in applying geochemistry to resource development in the mining industry and remediation of legacy contamination of soil and water, since 1990.

Director since: 2013

Age: 65

Board Committees:

•  Compensation

•  Corporate Governance

Other Board Service:

•  Goodwill of the Great Plains

•  South Dakota Board of Water and Natural Resources

•  South Dakota Board of Regents (2005-2017) President (2011-2013)

•  South Dakota Board of Minerals and Environment (1995-2005)

Senior Leadership Roles

Dr. Johnson owns and is the Principal of Johnson Environmental Concepts. She has also been a principal in Dakota Heartland, Inc. and other real estate development businesses in South Dakota since 1990. Starting in 2017, Dr. Johnson has served on the Pennington County Planning Commission, which deals with land use issues of permitting, platting and zoning. In 2019, Governor Noem appointed her to the South Dakota Board of Water and Natural Resources, which promotes water development projects, implements the state water plan and oversees financial assistance to communities for water and waste projects. She holds a Ph.D. in Geology from the South Dakota School of Mines and Technology.

Qualifications and Experience

Dr. Johnson provides a scientific approach to addressing the issues faced by Otter Tail Power Company and the Corporation’s manufacturing companies. Through her education, expertise and experience, she provides perspective regarding environmental regulations associated with air, water, land and water management. The Board also benefits from Dr. Johnson’s working knowledge of South Dakota state government and an understanding of the communities served by Otter Tail Power Company.

Dr. Johnson is a National Association of Corporate Directors Governance Fellow, having completed the NACD’s comprehensive program of study for corporate directors and staying actively engaged in the NACD community.

Timothy J. O’Keefe Grand Forks, North Dakota

Advisor to Longwater Opportunities (LWO), a private equity firm operating in manufacturing markets, since 2015.

Retired Chief Executive Officer of the University of North Dakota Foundation and Executive Vice President of the University of North Dakota Alumni Association, each of which is a non-profit organization, from 2002 to 2014.

Director since: 2014 Age: 70 Board Committees: • Compensation • Corporate Governance Other Board Service: • Theodore Roosevelt Medora Foundation • First National Bank of Bemidji (1983-1997)

Senior Leadership Roles

In addition to his executive leadership experience for non-profit organizations, Mr. O’Keefe has extensive business experience from owning and operating four McDonald’s franchises from 1975 to 1996, during which he was involved in marketing and government relations for McDonald’s franchisees. Mr. O’Keefe also consulted for major corporations during the period from 1996 to 1998.

Mr. O’Keefe also served as the Fargo Market President and Senior Manager for Alerus Financial, which offers banking, mortgage, wealth management and retirement services, from 1998 to 2002.

Qualifications and Experience

Mr. O’Keefe is an entrepreneur who contributes more than 35 years of senior leadership experience, including overseeing the operations of his own businesses as well as those of large non-profit organizations. The Board benefits from Mr. O’Keefe’s experience in the financial services industry. Mr. O’Keefe also provides an understanding of the regional policy and regulatory environment and the communities served by Otter Tail Power Company.

Mr. O’Keefe is a National Association of Corporate Directors Board Leadership Fellow, having completed the NACD’s comprehensive program of study for corporate directors and staying actively engaged in the NACD community.

*	A registered investment company. These four companies share a common board of directors, of which Mr. Partain is one of ten directors, and together constitute a single “fund complex” under SEC rules.

**	A public company with securities registered pursuant to section 12 of the Securities Exchange Act of 1934.

Board Composition and Director Qualifications

The Corporate Governance Committee reviews with the Board, on an annual basis, existing Directors’ skills and qualifications and priorities for future Director candidates, in the context of the Board’s overall composition. Our goal is a balanced and diverse Board, with members whose collective skills, backgrounds, and experience are complementary and, taken together, cover the areas that impact our businesses. In identifying the pool of potential candidates from which new director nominees are chosen, we endeavor to include qualified female and racially or ethnically diverse candidates and require search firms to follow a similar process.

We believe our Directors possess the appropriate range and depth of expertise and experience to effectively oversee the Corporation’s operations, risk and long-term strategy. The following is a high-level overview of skills and experience of both the nominees and continuing directors:

Board Profile
Experience or Skill	% of Board Members Possessing	Experience or Skill	% of Board Members Possessing

In addition to seeking out director candidates with skills and competencies that are important to our businesses, the Corporate Governance Committee considers factors including, but not limited to: a reputation for integrity, honesty and ethical conduct; demonstrated leadership and excellence in their fields of service; diversity of background, industry, professional skills and life experiences; understanding of relevant industries, technologies, and markets; financial literacy; independence; interest in and ability to understand the various constituencies of the Corporation and to act in the interests of its shareholders; and commitment to regularly attending and participating in meetings of the Board and its committees and annual meetings of shareholders.

Corporate Governance

Otter Tail Corporation is committed to sound corporate governance policies and practices that promote effective, transparent and accountable decision making by our Directors and executive officers. The Board believes that good corporate governance is the foundation for ensuring that Otter Tail Corporation is operated in an open, honest and ethical manner and in the best interest of our shareholders. The Corporate Governance Guidelines, which may be found on the Corporation’s website at www.ottertail.com, have been adopted by the Board of Directors of the Corporation to assist Directors in the performance of their duties and the exercise of their responsibilities.

Highlights of our corporate governance policies and practices include:

✓	Separate independent Chair and Chief Executive Officer roles, with periodic review of the Board leadership structure;

✓	Eight of nine members of the Board of Directors are independent Directors;

✓	Comprehensive Director nomination process, with attention to Board refreshment and Board composition;

✓	Annual Board and Committee self-evaluations to assess effectiveness and opportunities for improvement, including each Director’s self-assessment of present and future contributions to the Board;

✓	Annual advisory vote on executive compensation;

✓	Majority voting policy for the election of Directors in uncontested elections;

✓	Director orientation program and continuing Director education opportunities;

✓	Independent standing committees with the authority to obtain independent advisors at the expense of the Corporation as the Committees deem necessary;

✓	Regular executive sessions after in-person Board and Committee meetings;

✓	Stock ownership guidelines that align Directors’ and executive officers’ interests with shareholder interests;

✓	Direct access to the executive management team for Directors;

✓	Annual review of succession plans and development plans for Chief Executive Officer and executive management;

✓	No stockholder rights plan (“poison pill”); and

✓

A limit on board service of no more than three public company boards, including this Board, for any Director, absent review and approval by the Chairs of the Board and the Corporate Governance Committee.

Board Leadership

Pursuant to Otter Tail Corporation’s bylaws and Corporate Governance Guidelines, the Board of Directors determines the best Board leadership structure for Otter Tail Corporation. Otter Tail Corporation has a separate Chairman of the Board and Chief Executive Officer, each of whom are elected annually by the Board. Otter Tail Corporation believes that its leadership structure is optimal for Otter Tail Corporation at this time. This structure allows the Chief Executive Officer to focus on managing the businesses of Otter Tail Corporation while the Chairman oversees the functioning of the Board. Both leaders work closely together on Board matters. The Chief Executive Officer’s familiarity with the business, and the Chairman’s independent perspective, strengthen the Board’s agenda and discussions.

Risk Oversight

The Board of Directors oversees the enterprise risk management program for Otter Tail Corporation. The Board of Directors is routinely called upon in the exercise of its business judgment to make complex and evolving risk assessments. In order to fulfill these responsibilities, it has established the following practices, structure and processes:

✓

Executive Risk Committee: The Executive Risk Committee is comprised of the executive officers of the Corporation. The Executive Risk Committee meets quarterly to identify and assess risks, and to ensure adequate mitigation strategies are implemented across the operating companies.

✓	Board Risk Oversight

•

Strategic Plan and Executive Officer Succession Planning: The Board of Directors assesses risks associated with the strategic plan annually and also reviews and discusses succession planning for the Otter Tail Corporation executive officers and other management positions.

•

Annual and Quarterly Risk Review: The Board of Directors oversees a complete corporate risk assessment at least annually. The Board also reviews significant and emerging risks, including environmental and cybersecurity risks, on a quarterly basis in conjunction with its review of the Executive Risk Committee’s Business Risk Management report.

✓

Committee Risk Oversight: While the Board is ultimately responsible for risk oversight, Otter Tail Corporation’s three standing committees assist the Board in fulfilling its oversight responsibilities:

•

The Audit Committee reports to the Board on risks associated with financial reporting and controls, and it also reports to the Board on its review of the enterprise risk management program. The Audit Committee also oversees the Code of Conduct compliance program. The Audit Committee meets quarterly in executive sessions with the Chief Financial Officer, the Vice President of Internal Audit and Business Risk Management and other members of senior management, as well as with the external auditors to discuss our major financial risk exposures.

•

The Compensation Committee reports to the Board on risks arising from compensation policies and programs, particularly risks related to incentive and equity-based compensation plans, and it ensures that the executive compensation policy is aligned with performance.

•

The Governance Committee reports to the Board on risks associated with corporate governance policies and practices; Board organization, process and structure; and succession planning for our Directors.

Director Nomination Process

As discussed in greater detail under “Board Composition and Director Qualifications,” our goal is a balanced and diverse Board, with members whose collective skills, backgrounds, and experiences are important to our businesses. Accordingly, the Board of Directors has not set minimum standards for Director candidates. Rather, it seeks highly qualified individuals with diverse backgrounds and business and life experiences that will enable them to constructively review and guide management of Otter Tail Corporation. The Corporate Governance Committee considers and evaluates potential Director candidates and makes recommendations to the full Board of Directors. Any shareholder may submit a recommendation for nomination to the Board of Directors by sending a written statement of the qualifications of the recommended individual to the President and Chief Executive Officer, Otter Tail Corporation, P.O. Box 496, Fergus Falls, MN 56538-0496. For the Board of Directors to consider a nominee recommendation for the 2021 Annual Meeting, shareholders should submit the recommendation and the required information by November 9, 2020 for inclusion in Otter Tail Corporation’s Proxy Statement and form of proxy relating to that meeting. The Corporate Governance Committee will use the same process for evaluating all nominees, regardless of whether the nominee recommendation is submitted by a shareholder or some other source.

If a shareholder wants to nominate a candidate for election to the Board of Directors, outside of the Corporation’s proxy statement, the shareholder must give written notice to the Corporate Secretary of Otter Tail Corporation for the nomination to be properly made. Notice must be received at Otter Tail Corporation’s principal executive offices by January 20, 2021 for the candidate to be presented at the 2021 Annual Meeting. The notice must be made in accordance with our bylaws and must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the nominee or nominees, (ii) a representation that the shareholder is a holder of record of shares of Otter Tail Corporation entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors, and (v) the consent of each nominee to serve as a Director of Otter Tail Corporation if so elected.

Meetings

Directors are expected to attend Board and committee meetings, as well as the annual meetings of shareholders, on a regular basis. The full Board of Directors held a total of five regularly scheduled meetings in 2019. In addition to these meetings, the Board of Directors held a planning retreat with senior management in June 2019. During 2019, the Board of Directors met regularly in executive session with only the independent Directors. Each Director attended at least 75 percent of the total meetings of the Board of Directors and the meetings of the committees on which he or she served. Each of the Directors attended the Annual Meeting of Shareholders in 2019.

Contact with the Board of Directors

Questions may be sent to the entire Board of Directors, to a particular committee, or to an individual Director. The mailing address is Otter Tail Corporation, Board of Directors, P.O. Box 496, Fergus Falls, MN 56538-0496 and the e-mail address is boardofdirectors@ottertail.com. Although reviewed by the Vice President, General Counsel and Corporate Secretary, all questions are forwarded to the Board of Directors or to the appropriate committee or Director, as determined by the Vice President, General Counsel and Corporate Secretary.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, and Corporate Governance Committee whose charters and delegated responsibilities are reviewed annually and can be found at www.ottertail.com.

Audit Committee

Responsibilities: The Audit Committee reviews the financial results of Otter Tail Corporation, reviews accounting, audit and control procedures, and retains and supervises the independent registered public accounting firm. The Audit Committee has oversight responsibility for Otter Tail Corporation’s Code of Conduct.

Membership: In 2019 this Committee was made up of four members of the Board of Directors: Ms. Karen M. Bohn, Mr. Steven L. Fritze (Chair), Mr. James B. Stake and Mr. Thomas J. Webb. The Board has determined that all current Committee members are independent Directors as defined by the Nasdaq Listing Standards and SEC regulations. The Board of Directors has determined that Mr. Fritze, Mr. Stake, and Mr. Webb each meet the SEC definition of an audit committee financial expert and all members of the committee are financially literate.

Meetings: The Audit Committee held five meetings in 2019. The Audit Committee routinely meets in executive session with internal audit and the independent registered public accounting firm without management present. During 2019, the Committee received regular presentations on new accounting standards affecting Otter Tail Corporation.

For further information on the actions of the Audit Committee, please refer to the Report of the Audit Committee on page 35.

Compensation Committee

Responsibilities: The Compensation Committee reviews and reports to the Board of Directors on all compensation programs, plans and policies involving Otter Tail Corporation’s Board of Directors and Otter Tail Corporation’s executive officers, and it develops, evaluates and recommends for approval all Otter Tail Corporation equity-based compensation plans. The Compensation Committee oversees the administration of the Corporation’s stock incentive plans and Executive Annual Incentive Plan. The Compensation Committee periodically retains an outside compensation consultant to advise its decision-making process. The Compensation Committee sets compensation for the Directors, the Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers.

Membership: In 2019 this Committee was composed of four members of the Board of Directors: Dr. Kathryn O. Johnson, Mr. Timothy J. O’Keefe, Mr. James B. Stake (Chair) and Mr. Thomas J. Webb. The Board has determined that all Committee members are independent Directors as defined by the Nasdaq Listing Standards and non-employee Directors as defined by rules under Section 16(b) of the Securities Exchange Act of 1934, as amended.

Meetings: The Compensation Committee held four meetings in 2019.

For further information on the actions of the Compensation Committee, please refer to the Compensation Discussion and Analysis (“CD&A”) on page 15 and the Report of the Compensation Committee on page 25.

Corporate Governance Committee

Responsibilities: The Corporate Governance Committee identifies and recommends to the Board of Directors qualified candidates for election as Directors, Director committee assignments, and actions necessary for the proper governance of Otter Tail Corporation and for the evaluation of the performance of the Board of Directors and Chief Executive Officer. With input from the Chief Executive Officer, the Corporate Governance Committee recommends certain executive officers for annual election. The Corporate Governance Committee reviews issues and developments related to corporate governance practices and makes recommendations to the Board of Directors on changes in structure, rules or practice necessary for compliance and for good corporate governance.

Membership: In 2019 this Committee was composed of four members of the Board of Directors: Ms. Karen M. Bohn (Chair), Mr. Steven L. Fritze, Dr. Kathryn O. Johnson and Mr. Timothy J. O’Keefe. The Board has determined that all committee members are independent Directors as defined by the Nasdaq Listing Standards.

Meetings: The Corporate Governance Committee held four meetings in 2019.

Director Compensation

Director compensation is designed to attract and retain qualified, non-employee Directors and to align their interests with those of our shareholders. The Compensation Committee periodically reviews compensation practices for non-employee Directors to ensure that Director compensation remains competitive with market practices and commensurate to the responsibilities undertaken by our Directors.

In 2018, a market analysis of Director compensation was conducted, using data from the National Association of Corporate Directors and the Peer Group (as listed on page 17). As a result of this analysis and in consultation with Willis Towers Watson (“Willis”), compensation consultant for Otter Tail Corporation, the Board approved a $5,000 increase in the annual retainer for all Directors, including the Board Chair, commencing April 1, 2019. The increase was prorated for the remainder of 2019.

Commencing April 1, 2019, non-employee Directors, except the Chairman, receive an annual retainer of $65,000. The Chairman receives an annual retainer of $130,000. Additional retainers for Committee chairs remain unchanged. Each Committee chair currently receives an additional retainer of $14,000 per year, except that the Audit Committee chair’s retainer is $20,000. Directors do not receive a meeting fee for attending Board or standing committee meetings. As an executive officer of Otter Tail Corporation, Mr. MacFarlane does not receive non-employee Director compensation for his service as a member of the Board of Directors.

Each non-employee Director receives an annual grant of restricted stock with an approximate value of $80,000 granted under the terms of the 2014 Stock Incentive Plan on the date of the Annual Meeting. Each non-employee Director receives an additional grant of restricted stock with an approximate value of $10,000 for each standing committee on which they serve, and the Chairman receives an additional grant of restricted stock with an approximate value of $25,000. All shares of restricted stock awarded to non-employee Directors are eligible for full dividend and voting rights and, vest over a period of three years at the rate of 33.3% per year.

Non-employee Directors may elect to receive their annual retainers in the form of cash, stock or a combination of both. Non-employee Directors may elect to defer the receipt of all or part of their cash compensation pursuant to the Otter Tail Corporation Deferred Compensation Plan for Directors. The deferral may be in the form of cash or stock units. Cash deferrals receive interest at a rate equal to 1% over the prime commercial rate of U.S. Bank National Association. Deferrals in the form of stock units are credited quarterly with dividend equivalents equal to the dividend rate on Otter Tail Corporation’s common shares, and the deferred amount is paid out in common shares.

Otter Tail Corporation has established a stock ownership guideline for non-employee Directors, who are expected to hold Otter Tail Corporation stock equal to five times the value of the non-Chair annual retainer ($325,000) to be achieved within five years of beginning service on the Board of Directors. All existing non-employee Directors either meet the guideline or are within the five-year period provided to reach the guideline.

Director Compensation Table

The following table provides summary compensation information for each non-employee Director for the year ending December 31, 2019.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2,3]	Total ($)
Karen M. Bohn[4]	77,750	99,460	177,210
John D. Erickson[5]	63,750	79,568	143,318
Steven L. Fritze[6]	83,750	99,460	183,210
Kathryn O. Johnson	63,750	99,460	163,210
Timothy J. O’Keefe	63,750	99,460	163,210
Nathan I. Partain[7]	128,750	104,433	233,183
James B. Stake[8]	77,750	99,460	177,210
Thomas J. Webb	63,750	99,460	163,210

(1)	Includes the aggregate dollar amount of all fees earned or paid in cash for services as a Director (both paid and deferred) including annual retainer and Committee chair retainers.

(2)

Represents the aggregate grant-date fair value of restricted stock awards granted to non-employee Directors in 2019 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The aggregate grant-date fair value of the restricted stock award for the 2,000 shares granted to each non-employee Director serving on two standing committees on April 8, 2019, was $99,460; serving on no standing committee, Mr. Erickson, whose aggregate grant-date fair value of 1,600 shares was $79,568 and Mr. Partain as Chairman of the Board whose aggregate grant-date fair value of 2,100 shares was $104,433. In accordance with FASB ASC Topic 718, the grant-date fair value of the restricted stock was based on the average of the high and low price of a common share on the date of the grant ($49.73).

(3)

The number of shares of restricted stock held by each Director at fiscal year-end is as follows: Ms. Bohn, 5,358; Mr. Erickson, 4,691; Mr. Fritze, 5,358; Ms. Johnson, 5,358; Mr. O’Keefe, 5,358; Mr. Partain, 5,591; Mr. Stake, 5,358; and Mr. Webb, 3,533.

(4)	Ms. Bohn, as Chair of the Corporate Governance Committee, receives an additional annual retainer of $14,000.

(5)	Mr. Erickson is not a member of any standing committees.

(6)	Mr. Fritze, as Chair of the Audit Committee, receives an additional annual retainer of $20,000.

(7)	Mr. Partain, as the Chairman of the Board, receives an annual retainer of $130,000 in cash, which includes a $5,000 increase that was prorated from April 1, 2019.

(8)	Mr. Stake, as Chair of the Compensation Committee, receives an additional annual retainer of $14,000.

Security Ownership of Certain Beneficial Owners

Listed in the following table are the number of common shares of Otter Tail Corporation beneficially owned by each Director, Director nominee and executive officer named in the Summary Compensation Table, as well as the number of shares owned by all Directors and executive officers of Otter Tail Corporation as a group, as of December 31, 2019. The table also includes those persons known to Otter Tail Corporation to own beneficially (as defined by the SEC for proxy statement purposes) more than 5% of the outstanding common shares of Otter Tail Corporation as of the dates in their Schedule 13 filings:

Common Shares of Otter Tail Corporation

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class[1]
John S. Abbott[3]	24,323	*
Karen M. Bohn	37,450	*
John D. Erickson	155,805	*
Steven L. Fritze	18,733	*
Kathryn O. Johnson	16,153	*
Charles S. MacFarlane[4]	206,941	*
Kevin G. Moug[5]	83,291	*
Timothy J. O’Keefe	13,400	*
Nathan I. Partain[6]	61,440	*
Timothy J. Rogelstad[7]	35,677	*
Jennifer O. Smestad[8]	1,633	*
James B. Stake	39,979	*
Thomas J. Webb	4,300	*
All Directors, nominees and executive officers as a group (13 persons)	699,125	1.7%
The Vanguard Group[9] 100 Vanguard Boulevard Malvern, PA 19355-2331	4,046,772	10.2%
Cascade Investment, LLC[10] 2365 Carillon Point Kirkland, WA 98033	3,456,499	8.6%
BlackRock, Inc. [11] 55 East 52nd Street New York, NY 10055	2,905,998	7.3%

*	Indicates ownership of less than 1% of the total outstanding common shares.

(1)

Represents common shares beneficially owned both directly and indirectly as of December 31, 2019. Except as indicated by footnotes below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown. No shares owned by any Director or executive officer were pledged as of December 31, 2019. The information provided is based upon 40,157,591 common shares outstanding as of December 31, 2019.

(2)

Includes common shares held by the Trustee of Otter Tail Corporation’s ESOP for the account of executive officers of Otter Tail Corporation with respect to which such persons have sole voting power and no investment power, as follows: Mr. MacFarlane, 2,599 shares; Mr. Moug, 330 shares; Mr. Rogelstad, 2,745 shares; Ms. Smestad, 437 shares; and all Directors and executive officers as a group, 6,111 shares.

(3)	Includes 1,950 restricted stock units which vested on February 6, 2020 and 8,293 performance shares which vested on February 12, 2020.

(4)

Includes 2,039 shares owned by Mr. MacFarlane’s daughter as to which he, as custodian, has voting and investment power. Includes 7,875 restricted stock units that vested on February 6, 2020 and 30,646 performance share awards that vested on February 12, 2020. Mr. MacFarlane no longer has a reportable beneficial interest in 1,984 shares of Otter Tail Corporation stock owned by his son and included in the reporting person’s prior ownership reports.

(5)

Includes 1,449 shares owned jointly with Mr. Moug’s wife as to which he shares voting and investment power. Includes 2,700 restricted stock units that vested on February 6, 2020 and 10,817 performance shares that vested on February 12, 2020. Mr. Moug no longer has a reportable beneficial interest in 352 shares of Otter Tail Corporation stock owned by his daughters and included in the reporting person’s prior ownership reports.

(6)	Includes 3,000 shares owned jointly with Mr. Partain’s wife as to which he shares voting and investment power.

(7)

Includes 2,190 shares owned jointly with Mr. Rogelstad’s wife as to which he shares voting and investment power. Includes 1,900 restricted stock units that vested on February 6, 2020 and 7,572 performance shares that vested on February 12, 2020.

(8)

Includes 107 shares owned jointly with Ms. Smestad’s husband as to which she shares voting and investment power. Includes 45 shares owned by Ms. Smestad’s daughter, as to which she, as custodian, has voting and investment power. Includes 600 restricted stock units that vested on February 6, 2020.

(9)

Based on information in an Amendment No. 8 to Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2020 for its holdings as of December 31, 2019. Vanguard reported that it has sole voting power as to 57,052 shares, shared voting power as to 7,729 shares, sole investment power as to 3,986,247 shares, and shared investment power as to the remainder.

(10)

Based on information in an Amendment No. 11 to Schedule 13D jointly filed by Cascade Investment, LLC (“Cascade”) and William H. Gates, III, with the SEC on February 20, 2020 with respect to their holdings as of February 20, 2020. According to the filing, the common shares owned by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. Michael Larson, Business Manager and Chief Investment Officer, Cascade Investments, has voting and investment power with respect to the common shares beneficially owned by Cascade. Mr. Larson disclaims beneficial ownership of the common shares beneficially owned by Cascade and Mr. Gates.

(11)

Based on information in an Amendment No. 5 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 5, 2020 for its holdings as of December 31, 2019, BlackRock reported that it has sole voting power as to 2,822,696 shares and sole investment power as to 2,905,998 shares.

The information with respect to beneficial ownership of securities of Otter Tail Corporation is based on information furnished to Otter Tail Corporation by each person included in the table.

Compensation Discussion and Analysis

Executive Summary

Otter Tail Corporation believes that strong, effective leadership is the cornerstone of its continued growth and success. To be successful, Otter Tail Corporation must be able to attract, retain and motivate highly qualified executive officers with the competencies needed to excel in a rapidly changing marketplace and to understand issues relating to a diverse group of companies in several different industries.

Executive compensation at Otter Tail Corporation is focused on results. Total direct compensation includes base pay, annual cash incentive and stock-based long-term incentive. The mix of pay is designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk. The only elements of total direct compensation that are not performance based are base pay and restricted stock units. Annual cash incentive and other stock-based long-term incentive are performance and metric based. The individual performance portion of the annual cash incentive has a discretionary element.

At the 2019 Annual Meeting of Shareholders, Otter Tail Corporation provided shareholders an advisory vote on executive compensation. 94.2% of shareholders present and entitled to vote (excluding broker non-votes) approved, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers. Otter Tail Corporation conducts an advisory vote on executive compensation annually.

The Compensation Committee takes into account the result of the shareholder vote in determining executive compensation policies and decisions. The Compensation Committee views the 2019 vote as a strong expression of the shareholders’ general satisfaction with Otter Tail Corporation’s current executive compensation programs. While the Compensation Committee considers this shareholder satisfaction in determining the present framework of executive compensation programs, decisions regarding incremental changes in the compensation programs and individual compensation are made in consideration of Otter Tail Corporation’s performance, current economic conditions and individual executive officer performance as described in more detail below.

Purpose and Philosophy

The Compensation Committee of the Board of Directors is responsible for developing and recommending to the Board of Directors the goals and objectives of Otter Tail Corporation’s compensation policies and practices for the executive officers, including the following individuals:

•	Charles S. MacFarlane, our President and Chief Executive Officer.

•	Kevin G. Moug, our Senior Vice President and Chief Financial Officer.

•	Timothy J. Rogelstad, our Senior Vice President, Electric Platform, and President, Otter Tail Power Company.

•	John S. Abbott, our Senior Vice President, Manufacturing Platform, and President, Varistar, which includes our manufacturing and plastics reporting segments.

•	Jennifer O. Smestad, our Vice President, General Counsel and Corporate Secretary.

These individuals are referred to in this CD&A as the “Named Executive Officers.” Each of these Named Executive Officers is included in the Summary Compensation Table, Total Realized Pay and the related tables beginning on page 26.

The Compensation Committee has adopted an Executive Compensation Policy, which outlines the overall executive compensation philosophy of Otter Tail Corporation and describes the components of executive compensation for executive officers.

In accordance with its Executive Compensation Policy, Otter Tail Corporation provides competitive compensation to its executive officers by combining base pay, annual cash incentive, stock-based long-term incentive, retirement plans and competitive health, dental, paid time off (PTO) and other traditional benefits.

✓	Base pay is designed to be market competitive and to reflect tenure, experience, skillset and individual performance.

✓

Annual cash incentive awards are designed to reward executives for Otter Tail Corporation’s current year financial success and recognize the responsibilities of the executive officers for meeting Otter Tail Corporation’s financial performance goals.

✓

Stock-based long-term incentive awards provided under the 2014 Stock Incentive Plan focus on long-term performance by aligning the executive officers’ long-term financial interests with shareholders’ interests.

✓	Retirement plans are provided to encourage long tenure among the executive officers.

✓	Health, PTO, dental and other benefits are designed to be competitive with companies with whom Otter Tail Corporation competes for executive talent.

The key elements of our executive compensation philosophy are:

✓	Pay is performance-based – Approximately 64% of executive officer target direct compensation is at risk and is contingent on company performance.

✓	Incentives are aligned with our business strategy. Performance goals and targets are aligned with our annual business plan, as well as our long-term growth model and strategic priorities.

✓

Safety is a metric for annual incentive pay. Safety is one of the Corporation’s core values and the Corporation establishes safety targets to drive safe behaviors at all of our operating companies, for all of our employees.

Compensation policies promote accountability and mitigate incentive risks. For example:

✓	We place caps on annual incentive payouts – Our annual incentive and performance share awards are designed to pay out at a maximum of 190% and 150% of target respectively.

✓

Our Clawback Policy provides that, after an accounting restatement, Otter Tail Corporation will attempt to recoup amounts paid to current and former executive officers under incentive plans during the prior three years if those amounts would not have been paid based on the restated financial statements.

✓

Stock ownership ensures executive’s long-term interest in the Corporation. We require all of our executive officers to own a meaningful amount of Otter Tail Corporation stock, as described under “Stock Ownership Guidelines.”

Market Conditions and Peer Group

The Compensation Committee periodically retains a compensation consultant to provide market-based compensation data in connection with its consideration of the compensation of the executive officers. The Compensation Committee has retained Willis as its compensation consultant to assess the competitiveness of the compensation provided to executive officers of Otter Tail Corporation taking into consideration current market conditions.

The Compensation Committee, with Willis’ assistance, used this market-based compensation data to compare the compensation provided to the executive officers in the areas of total remuneration, annual incentive and long-term incentive. This information was also used in evaluating other components of executive compensation and practices, including incentive metrics, stock ownership guidelines and compensation policy matters. The analysis compared both the structure of compensation and the amount of compensation provided to each of the executive officer positions. Willis found that the structure of compensation is in line with market practice.

The Compensation Committee, in consultation with Willis, used published survey data (including the 2017 Willis Towers Watson Energy Services Survey, the 2017 Mercer Executive Survey – Energy Sector, and the Willis Towers Watson CDB General Industry Survey) as the primary benchmark to evaluate 2018 executive compensation levels, with peer group data used as reference for validation of the survey data. This evaluation served as the foundation for the 2019 compensation decisions as well, along with advice from Willis as to general market trends.

Willis created a peer group of publicly traded utility, manufacturing and distribution companies of comparable size, heavily weighted to electric utilities to reflect the relative size of Otter Tail Corporation’s operating companies and taking into account other considerations that Willis deemed relevant such as geographic location (the “Peer Group”). The Peer Group is reviewed annually by the Compensation Committee and changes, if necessary, are made to it. The Peer Group consisted of the following companies:

Otter Tail Corporation Peer Group

Company Name	SIC Code (Primary)
ALLETE, Inc.	4931 Electric and other services combined
Apogee Enterprises, Inc.	3231 Glass products made of purchased glass
Avista Corp.	4931 Electric and other services combined
Black Hills Corporation	4911 Electric services
Chart Industries, Inc.	3443 Fabricated plate work (boiler shops)
El Paso Electric Co.	4911 Electric services
ESCO Technologies, Inc.	3825 Instruments to measure electricity
Franklin Electric Co., Inc.	3621 Motors and generators
Graco Inc.	3561 Pumps & pumping equipment
IDACORP, Inc.	4911 Electric services
MGE Energy Inc.	4931 Electric and other services combined
Northwest Natural Gas Company	4924 Natural gas distribution
Northwestern Corp.	4931 Electric and other services combined
ONE Gas, Inc.	4924 Natural gas distribution
PNM Resources, Inc.	4911 Electric services
Portland General Electric Co.	4911 Electric services
Tennant Company	3580 Refrigeration & service industry machinery
Unitil Corp.	4931 Electric and other services combined

During the Peer Group review process for 2019, Great Plains Energy, Inc., Vectren Corporation, and Westar Energy, Inc. were removed due to consolidation. They were not replaced.

In addition to market-based compensation data, the Compensation Committee considers individual performance, historical compensation, internal equity and regional information. The Compensation Committee also received compensation recommendations from Mr. MacFarlane for Mr. Moug, Mr. Rogelstad, Mr. Abbott and Ms. Smestad. The Compensation Committee may, but is not required to, consider the recommendations. The Compensation Committee did not receive a recommendation for Mr. MacFarlane.

The Compensation Committee annually reviews its engagement with Willis and assesses Willis’ independence as a compensation consultant. In 2019, Willis provided services to Otter Tail Corporation totaling $461,120, of which $35,560 was for executive compensation consulting for the Compensation Committee. Fees for other services totaled $425,520, which included Property & Casualty Insurance brokerage and retirement analysis associated with Otter Tail’s Executive Survivor and Supplemental Retirement Plan.

The decision to engage Willis for these other services was recommended by management, subject to the Compensation Committee’s approval. According to Willis’ consulting independence protocols, the Willis personnel who provide the brokerage services operate separately and independently of the Willis advisers who perform executive compensation-related services. Those executive compensation advisers may not serve in broader relationship-management roles, and the compensation paid to those advisers is not directly tied to fees paid by Otter Tail Corporation. Upon review, the Compensation Committee concluded that any potential conflicts of interest were mitigated by these protocols. In reaching this conclusion, the Compensation Committee considered factors relevant to Willis’ independence from management, including the six factors set forth in the Nasdaq Listing Standards.

Elements of the Executive Compensation

Base Pay

Base pay is set with reference to the market for similar jobs in the utility and general industry sectors as determined by the survey data. An individual executive’s base pay also takes into consideration tenure, experience, skillset and individual performance.

Annual Cash Incentive

The Otter Tail Corporation Executive Annual Incentive Plan provides annual cash incentives to the executive officers for achieving annual performance targets for Otter Tail Corporation and its two platforms, the Electric Platform and the Manufacturing Platform, depending on the executive officer’s position and responsibilities. The annual cash incentive is designed to place a significant portion of each executive officer’s annual cash compensation “at risk” depending upon the financial and workplace safety performance of Otter Tail Corporation for that year and on the executive officer’s individual performance. The financial targets are aligned with the annual budget approved by the Board of Directors. The target annual cash incentive for each executive officer is measured as a percentage of base pay, ranging from 50% to 100% of base pay. The target for annual cash incentive is set with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published data.

The Compensation Committee sets threshold and maximum performance levels in addition to the target performance levels for the financial measures to incent the executive officers to strive for the best possible performance in a difficult year and a maximum performance level to reward exceptional performance. The annual cash incentive is capped at 200% of target.

As noted above, the Executive Annual Incentive Plan includes a non-financial measure for workplace safety. One of Otter Tail Corporation’s five core values is safety. Otter Tail Corporation strives to provide safe workplaces and requires safe work practices throughout its businesses. The Compensation Committee believes that management’s commitment to workplace safety is critical to achieving Otter Tail Corporation’s goals regarding workplace safety. Safety is measured against the weighted average composite case rate for the industries in which Otter Tail Corporation and its subsidiaries operate. Subject to the Compensation Committee discretion, the incentive for safety is paid if the weighted average composite case rate of Otter Tail Corporation and its subsidiaries for the year is less than the weighted average composite case rate for the past three years for the industries in which Otter Tail Corporation and its subsidiaries operate.

2019 Outcomes

For 2019 the financial measures for the Executive Annual Incentive Plan were:

•	Corporate Earnings per Share;

•	Corporate Return on Equity;

•	Electric Platform Net Income;

•	Electric Platform Return on Equity; and

•	Manufacturing Platform Net Income.

These are financial measures that Otter Tail Corporation uses to compare results of operations from period to period for compensation purposes. In determining whether a financial measure has been met for the year, actual performance for each measure on a GAAP basis may be adjusted by the following items: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the company’s methods of accounting; (3) results of discontinued operations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items. The Compensation Committee may exercise discretion and decline to make an adjustment for one or more of these items whether the exercise of that discretion reduces or increases the payout. In 2019, there were no adjustments to GAAP results for purposes of determining awards under the Executive Annual Incentive Plan.

The following tables show a breakdown of financial, workplace safety, and individual performance goals for each Named Executive Officer’s annual cash incentive for 2019 and actual performance against each goal:

2019 Executive Annual Incentive Performance Goals and Payout

		Weighting
Executive	Target Award as % of Salary	Corporate EPS[1]	Corporate ROE[2]	Electric NI3	Electric. ROE[4]	Manuf. NI5	Ind. Perf.[6]	Safety
								Corporate	Electric	Manuf.
Charles S. MacFarlane	100%	40%	40%				10%	10%
Kevin G. Moug	55%	40%	40%				10%	10%
Timothy J. Rogelstad	50%	20%		25%	25%		20%		10%
John S. Abbott	55%	30%				40%	20%			10%
Jennifer O. Smestad	50%	35%	35%				20%	10%

Performance Levels	Performance Goals vs. Actual Performance						Ind. Perf. Payout	Safety Goals vs. Actual Performance (Payout 0% or 100%)
	Payout Range as % of Target	Corporate EPS	Corporate ROE	Electric NI	Electric ROE	Manuf. NI		Corporate	Electric	Manuf.
Maximum	200%	$2.28	12.00%	$62,500	10.50%	$37,180	200%	2.8	1.5	3.8
Target	100%	$2.17	11.00%	$59,000	9.50%	$33,200	100%	2.8	1.5	3.8
Threshold	50%	$2.06	10.00%	$55,500	8.50%	$29,220	0%	2.8	1.5	3.8
2019 Actual (GAAP)		$2.17	11.61%	$59,046	9.56%	$33,471	148%	1.6	1.3	1.7
2019 Actual Payout as % of Target		100%	161%	101%	106%	107%	148%	100%	100%	100%

(1)

Corporate Earnings Per Share. Each executive officer receives the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted Corporate Earnings Per Share. The target award amount is reduced incrementally for performance below the target to the threshold and increased incrementally for performance above the target to the maximum. The Corporate Earnings Per Share achieved the target level in 2019. Payout was at 100% of target.

(2)

Corporate Return on Equity. Mr. MacFarlane, Mr. Moug and Ms. Smestad receive the applicable target percentage of total target payout if Otter Tail Corporation achieves the targeted Corporate Return on Equity. The target award amount is reduced for performance below the target and increased for performance above the target. The Corporate Return on Equity exceeded the maximum level in 2019. Payout was 161% of target.

(3)

Electric Platform Net Income. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted Net Income. The target award amount is reduced for performance below target and increased for performance above the target. The Electric Platform Net Income exceeded the target level in 2019. Payout was 101% of target.

(4)

Electric Platform Return on Equity. Mr. Rogelstad receives the applicable target percentage of total target payout if the Electric Platform achieves its targeted Return on Equity. The target award amount is reduced for performance below target and increased for performance above the target. The Electric Platform Return on Equity exceeded the target level for 2019. Payout was 106% of target.

(5)

Manufacturing Platform Net Income. Mr. Abbott receives the applicable target percentage of total target payout if the Manufacturing Platform achieves its targeted Net Income. The target award amount is reduced for performance below target and increased for performance above the target. The Manufacturing Platform Net Income exceeded the target level for 2019. Payout was 107% of target.

(6)

Individual Performance. Each executive officer receives a percentage of the total target payout based upon individual performance. The actual amount of the award will be determined by the CEO, who may award up to 200% of the target amount, and the award is subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors. The CEO’s individual performance award is determined by the Compensation Committee, subject to ratification by the independent members of the Board of Directors. Individual performance exceeded target, with payout average a total of 148% of target for the executive officers in aggregate in 2019.

(7)

Safety Incentive. Each executive officer receives 10% of the total target payout if Otter Tail Corporation (Mr. MacFarlane, Mr. Moug, and Ms. Smestad), the Electric Platform (Mr. Rogelstad) and the Manufacturing Platform (Mr. Abbott) achieve their respective targets for workplace safety. The safety target was met by Corporate, as well as the Manufacturing and Electric Platforms in 2019 and payout was at 100% of target.

Long-Term Incentives

Long-term incentive compensation for executive officers consists of performance share awards and restricted stock unit awards granted by the Compensation Committee under the Otter Tail Corporation 2014 Stock Incentive Plan.

The performance share awards are designed to tie the long-term incentives for the executive officers to Otter Tail Corporation stock performance and to further align the interests of the executive officers with shareholders.

•

50% of performance shares awarded to the executive officer’s vest based on relative total shareholder return as compared to the total shareholder return (“TSR”) of companies in the Edison Electric Institute Index (“EEI Index”) for the three-year period beginning on the first day of the year in which the grant is awarded. The EEI Index is chosen because it is the sector that includes Otter Tail Corporation common shares. Total shareholder return (for both Otter Tail and peer group determination) is determined by comparing the stock price appreciation plus the value of dividends reinvested over the three-year period measured as of the average closing price for the 20 trading days immediately following January 1 and as of the average closing price for the 20 trading days immediately preceding January 1 following the end of the three-year period. There were 40 members in the index as of December 31, 2019.

•

50% of performance shares vest based on achieving targets for three-year adjusted Return on Equity (“ROE”). For purposes of calculation, three-year adjusted ROE is equal to the average of adjusted ROE for each of the three years in the performance period. For each of those three years, adjusted ROE is equal to Otter Tail Corporation’s adjusted earnings divided by the 13-month average of total outstanding common equity using the 13 months ending at the end of the fiscal year. Adjustments include: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the company’s methods of accounting; (3) results of discontinued operations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items. The Compensation Committee may exercise discretion and decline to make an adjustment for one or more of these items whether the exercise of that discretion reduces or increases the payout.

In both cases, the number of shares vested increases linearly if the target is exceeded and decreases linearly for performance below target but above threshold.

2019 Long-Term Incentive Award – TSR			Threshold	Target	Maximum
Performance Goal	Three-Year TSR performance relative to peer group	<25th percentile	25th percentile	50th percentile	75th percentile or greater
Payment Levels	% of target shares	0%	25%	50%	75%

2019 Long-Term Incentive Award – Adjusted ROE			Threshold	Target	Maximum
Performance Goal	Three- Year Adjusted ROE	<8.50%	8.50%	10.00%	11.00%
Payment Levels	% of target shares	0%	25%	50%	75%

The restricted stock unit awards are also designed to align the interest of the executive officers with that of shareholders. They do so by rewarding continuity of service of the executive officers since the restricted stock unit awards vest ratably over a period of four years, and unvested restricted stock units are forfeited upon voluntary termination. In addition, the value of shares awarded increases or decreases with the value provided to shareholders.

In 2019 the Compensation Committee set targeted amounts for long-term incentive awards with reference to the market data for similar jobs in the utility and general industry sectors as determined by the published data.

•

For performance shares, the target number of shares for each executive officer was calculated in part by dividing the targeted value delivered for each executive officer, which is determined using a market-based compensation analysis, by an indicative grant-date fair value based on a Monte-Carlo simulation model and on the present value of the return-on-equity component (excluding dividends). This blended rate was $40.95.

•

For restricted stock units, the number of shares actually awarded to each executive officer was calculated by dividing the targeted value delivered for each executive officer, which is determined using a market-based compensation analysis, by the average closing per share price of Otter Tail Corporation common shares during the 20 trading days following January 1, 2019 ($47.77).

2019 Long-Term Incentive Awards — Performance Share Grants

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of performance shares on February 13, 2019. The three-year performance period for these awards is from January 1, 2019 through December 31, 2021. The actual payment of common shares may range from 0% to 150% of the target amount and will be paid in 2022. For 50% of the performance shares granted, the target amount will be paid if the total shareholder return for Otter Tail Corporation is at the 50th percentile of the total shareholder returns of the companies that comprise the EEI Index over the three-year period or if the executive retires (Mr. Moug only). The threshold performance level is set at the 25th percentile of the total shareholder return and the maximum performance level is set at the 75th percentile of the total shareholder return. Payment is capped at the target amount should total shareholder return be negative.

Otter Tail Corporation believes the target is appropriate as it indicates performance consistent with the sector over the three-year performance period. Stronger-than-sector performance is awarded with additional shares. Weaker-than-sector performance is penalized, with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

Whether the remaining 50% of the performance shares granted become payable will be based upon the three-year adjusted ROE of Otter Tail Corporation as compared to the established target. The target is established by the Compensation Committee based on an evaluation of prior years’ annual adjusted ROE, Otter Tail Power Company authorized return on equity, and EEI Index and regional peer utility return on equity history and trend. The actual payment of common shares may range from 0% to 150% of the target amount and will be paid in 2022. The target amount will be paid if the three-year adjusted ROE for Otter Tail Corporation is at the target performance (10.00%) or if the executive retires (Mr. Moug only). The threshold performance level is set at 8.50% and the maximum performance level is set at 11.00%. Otter Tail Corporation believes the target is appropriate as it indicates performance that is above the median return on equity performance in our industry. Stronger-than-target performance is rewarded with additional shares. Weaker-than-target performance is penalized with the executive officers receiving fewer or no shares. The performance shares, to the extent they become payable, are paid in common shares of Otter Tail Corporation.

2017-2019 Performance Share Outcomes

The table below summarizes the goals for three-year TSR, and three-year adjusted ROE established for the performance shares granted in 2017, with a performance period from January 1, 2017 through December 31, 2019, and the combined payout. Three-year TSR relative to peers exceeded the target performance level. Three-year ROE on GAAP basis was 11.23%, Three-year adjusted ROE, which excludes the impact of ongoing costs related to discontinued operations and the effect of the Tax Cuts and Jobs Act on deferred tax balances, was above maximum, and the resulting combined payout exceeded the target.

Three-Year TSR		Three-Year Adjusted ROE		Combined % Payout
		Threshold	8.00%
EEI Peer Group Median	43.8%	Target	9.50%
OTC Actual	44.1%	Actual*	11.32%
Percentile Ranking to EEI	52.6%	Maximum	10.50%
Payout % (0-150%)	105.3%	Payout % (0-150%)	150.00%	120.19%
% Weighting for 2017-2019 Award	66.67%	% Weighting for 2017-2019 Award	33.33%

*

The actual three-year adjusted ROE presented in the table is a non-GAAP financial measure. This measure should be considered a supplement to, and not a substitute for, the most directly comparable GAAP financial measure. For a reconciliation of this non-GAAP financial measure to its most directly comparable GAAP counterpart, see Appendix A.

2019 Long-Term Incentive Awards — Restricted Stock Unit Grants

The Compensation Committee approved, and the independent members of the Board of Directors ratified, the grants of restricted stock units on February 13, 2019. The units vest at a rate of 25% per year over a four-year period with the first quarter vesting on February 6, 2020, and the remaining quarters on the same date in 2021, 2022 and 2023. They vest in full upon retirement except that, if Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott or Ms. Smestad retires on or before June 30 of the calendar year that includes the grant date, the shares vested will be prorated according to the number of months worked in the year of grant divided by 12. Following the grant date, the executive officers receive cash payments equal to the amount of cash dividends that would have been paid if shares had been issued instead of restricted stock units, subject to forfeiture in certain circumstances.

Other Benefits

The executive officers receive health, dental, life, PTO and other traditional benefits identical to or consistent with the non-executive employees of Otter Tail Corporation.

Retirement Income and Deferred Compensation

Otter Tail Corporation believes that long-term service by its executive officers has been fundamental to its success. Accordingly, Otter Tail Corporation provides executive officers security in retirement through its pension and supplemental retirement plans. The Named Executive Officers, except for Mr. Abbott, participate in the plans related to retirement income. Retirement benefits for Mr. Abbott and Ms. Smestad are described separately below.

Retirement income is provided to certain executive officers through the Otter Tail Corporation Pension Plan (“Pension Plan”) and non-qualified Executive Survivor and Supplemental Retirement Plan (“ESSRP”). Combined, these plans deliver a defined pension benefit that increases with years of service and compensation. A further description of the benefits under these plans is in the narrative description to the Pension Benefits Table beginning on page 30.

Mr. Abbott and Ms. Smestad participate in the Executive Restoration Plus Plan (“ERPP”), which was adopted in 2012 for executive officers and certain others who are not eligible to participate in the Pension Plan or the ESSRP. Subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that year plus 3% of annual compensation to retirement accounts for Mr. Abbott and Ms. Smestad, provided they each are employed on the last day of the plan year. Contributions will be made for partial years when they retire. A further description of the benefits under the ERPP is found beginning on page 30. Investment options and 2019 rates of return are as follows:

Investment Options	2019 Rate of Return	Investment Options	2019 Rate of Return
Wells Fargo Stable Return	2.34%	SSGA Target Retirement Income K	13.21%
TCW MetWest Total Return	9.23%	SSGA Target Retirement 2015 K	13.69%
PIMCO All Asset Instl	12.21%	SSGA Target Retirement 2020 K	16.80%
Fidelity US Bond Index	8.48%	SSGA Target Retirement 2025 K	19.83%
JPMorgan Large Cap Growth R6	39.39%	SSGA Target Retirement 2030 K	21.70%
Oakmark Fund Investor	26.98%	SSGA Target Retirement 2035 K	22.86%
Legal & General S&P 500 CIT	31.49%	SSGA Target Retirement 2040 K	23.84%
Fidelity Mid Cap Index	30.51%	SSGA Target Retirement 2045 K	24.72%
JPMorgan Small Cap Growth R6	37.86%	SSGA Target Retirement 2050 K	24.96%
Fidelity Small Cap Index	25.71%	SSGA Target Retirement 2055 K	24.96%
Goldman Sachs Small Cap Value Instl	23.14%	SSGA Target Retirement 2060 K	24.95%
Dodge & Cox Int’l Stock	22.78%
Artisan Int’l Fund Instl	29.46%
Legal & General MSCI AC World ex USA CIT	21.84%

In December 2019, the Board amended and restated the ESSRP, freezing participation in and benefit accruals under the restoration benefit component of the ESSRP as of December 31, 2019 for all participants except Mr. Moug, who is a grandfathered participant. To offset the resulting retirement compensation loss, Mr. MacFarlane and Mr. Rogelstad will begin to participate in the ERPP in 2020, and a special employer contribution will be made to Mr. MacFarlane and Mr. Rogelstad’s ERPP account following the end of each year, with the first such contribution being made in 2021 and until they retire, or reaches age 62, whichever comes first. The ESSRP freeze and the special employer contributions are described under “Pension, ESSRP, and ERPP Plans” beginning on page 30.

The Named Executive Officers, except for Mr. Abbott and Ms. Smestad, who may defer under the ERPP, may elect to participate in a non-qualified deferred compensation plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan offers a relatively low cost, competitive benefit consistent with plans offered by other employers. Participation in the Deferred Compensation Plan is limited to the executive officers of Otter Tail Corporation and certain other employees of Otter Tail Corporation and its subsidiaries. Under the Deferred Compensation Plan, participants may defer up to 50% of their base pay and 100% of their annual cash incentive compensation. The amounts deferred are segregated into one or more accounts chosen by the participant and earn a return based on the performance of the investment option chosen by the participant. Each participant is solely at risk for investment returns. Investment options and 2019 rates of return are as follows:

Investment Options	2019 Rate of Return
Select Bond	8.65%
Large Cap Core Stock	31.19%
Growth Stock	29.68%
Index 500 Stock	31.18%
MidCap Growth Stock	33.01%
International Equity	12.60%

One account under the Deferred Compensation Plan has a beginning distribution date coinciding with retirement. Other accounts may have distribution dates determined by the participant. Deferred contributions are made pre-tax. Each participant makes his or her own investment decisions on the amounts deferred. There are no Otter Tail Corporation contributions to the Deferred Compensation Plan for executive officers.

Otter Tail Corporation also provides a 401(k) Retirement Savings Plan in which the employees of Otter Tail Corporation, including the executive officers, may participate. The plan permits all employees to set aside a portion of their income into the 401(k) Retirement Savings Plan and Otter Tail Corporation matches 50% of the first 5% set aside by an employee up to the statutory maximum. Employees hired after September 1, 2006, may be awarded an enhanced employer contribution. In 2019 that award was 4%. The participation of the executive officers is on the same terms as other participants in the plan.

Severance Benefits

Otter Tail Corporation has entered into change-in-control severance agreements with each of the executive officers, which provide financial protection in the event of a change in control that disrupts the executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change-in-control protections are commonly provided at comparable companies with which Otter Tail Corporation competes for executive talent. In addition, the change-in-control protections will enhance the impartiality and objectivity of the executive officers in the event of a change in control situation and better ensure that shareholder interests are protected. The protections contained in the change-in-control agreements provide for a “double trigger,” which means that there must be both a change in control and a termination of employment for the provisions to apply. A more complete description of the change-in-control agreements is beginning on page 32.

Otter Tail Corporation also provides severance benefits to executive officers upon termination from employment under certain circumstances not involving a change in control pursuant to employment agreements or, in lieu of such agreements, an Executive Severance Plan adopted in February 2015. The employment agreements and the Executive Severance Plan are more fully described in the tabular disclosure in this Proxy Statement beginning on page 32.

Executive Compensation Policies

Stock Ownership Guidelines

Otter Tail Corporation has established common share ownership guidelines to ensure that the executive officers remain focused on long-term shareholder value. The ownership guidelines provide that an executive’s minimum stock ownership requirement is based on the value of the executive’s holdings as a multiple of the executive’s base salary. The stock ownership guidelines are as follows: Mr. MacFarlane, five times base salary; Mr. Moug, Mr. Rogelstad, and Mr. Abbott, two times base salary; and Ms. Smestad, one times base salary. For purposes of satisfying the ownership guidelines, unvested restricted stock units are included. Officers are given five years to meet the guidelines from the time they are subject to an initial or increased holding guideline. Additionally, for all awards granted on or after June 22, 2017, each executive must hold 100% of shares received (net of tax) pursuant to stock awards until the applicable ownership guideline has been met. The Compensation Committee may grant waivers of the ownership or holding requirements in special circumstances. At the date of this Proxy Statement, all executive officers met the ownership guidelines or are within their five-year accumulation period.

Hedging Policy

Our Board of Directors believes that the interests of our executive officers and Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all executive officers and Directors from engaging in transactions that are designed to hedge or offset any decrease in the market value of Otter Tail Corporation’s securities, including short sales of Otter Tail Corporation’s securities; transactions inputs, calls or other derivative securities; and hedging and monetization transactions, such as zero-cost collars and forward sale contracts. They are also prohibited from pledging these securities as collateral for a loan.

Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former executive officers. The Compensation Committee intends to pay competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our businesses in the best interests of Otter Tail Corporation and its shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Otter Tail Corporation and its shareholders.

Prior to the Tax Cuts and Jobs Act (the “Act”), Section 162(m) permitted a deduction for compensation in excess of $1,000,000 paid to a covered executive if specified requirements related to our performance were met and shareholder approval was obtained. The Act eliminated the exception to the deduction limit for qualified performance-based compensation (and broadened the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit). However, the Act also included a transition provision which exempts from the above changes performance-based compensation payable under a written binding agreement that was in effect on November 2, 2017, if such agreement is not subsequently materially amended. As a result of the transition rule, certain performance-based awards that were outstanding as of November 2, 2017 but which may vest and pay out in future tax years may be fully deductible if they qualify for transition relief.

Compensation Policies and Risk

Otter Tail Corporation believes that its compensation policies and practices for its employees are such that they do not create risk that is reasonably likely to have a material adverse effect on Otter Tail Corporation. As described in this Proxy Statement, the Named Executive Officers of Otter Tail Corporation are paid two forms of incentive compensation. Annual incentives are measured against corporate earnings per share, corporate ROE, platform net income, platform ROE, workplace safety and individual performance. These financial and safety measures are transparent, subject to review and the Clawback Policy, and can be verified by audit. Only a portion of annual incentive, individual performance, is discretionary. Otter Tail Corporation’s long-term incentives are based upon total shareholder return and three-year adjusted ROE and are transparent and subject to review and the Clawback Policy. Otter Tail Corporation believes there is little room for manipulation and a relatively low level of risk. To the extent that incentive compensation is used for other employees at Otter Tail Corporation, consistent practices are followed. Otter Tail Corporation’s employee compensation policies and practices, including those that apply to our executive officers, were reviewed and discussed first by the executive team, including its Vice President of Human Resources, and then by the Compensation Committee and the Board of Directors.

Report of Compensation Committee

The Compensation Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors as defined by the Nasdaq Listing Standards and operates under a written charter adopted by the Board of Directors. The Compensation Committee reviewed and discussed with management the foregoing CD&A. Based upon that review and discussion with management and its independent review of the CD&A, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

James B. Stake, Chair

Kathryn O. Johnson

Timothy J. O’Keefe

Thomas J. Webb

Executive Compensation

The following tables and accompanying narrative disclosure and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Otter Tail Corporation’s executive compensation and benefit program.

Summary Compensation Table

The table below contains information about compensation for the last three fiscal years paid to the Named Executive Officers, who include individuals who served as Chief Executive Officer and Chief Financial Officer during 2019 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2019.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Award ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Charles S. MacFarlane President and Chief Executive Officer	2019 2018 2017	700,000 650,000 590,000	105,000 97,500 63,720	1,575,506 1,183,644 1,031,160	800,800 1,040,000 713,664	2,569,477 362,855 957,287	7,750 7,625 7,500	5,758,533 3,341,624 3,363,331
Kevin G. Moug Chief Financial Officer and Sr. Vice President	2019 2018 2017	457,320 444,000 431,000	32,698 31,746 32,002	472,074 399,312 366,375	287,746 390,720 358,420	726,735 — 604,389	8,000 7,625 7,650	1,984,573 1,273,403 1,799,836
Timothy J. Rogelstad Sr. Vice President, Electric Platform; President, Otter Tail Power Company	2019 2018 2017	381,100 370,000 359,000	57,165 48,100 43,080	341,638 295,911 254,580	155,921 168,588 132,944	1,037,165 30,599 859,037	9,610 9,291 10,041	1,982,599 922,489 1,658,682
John S. Abbott Sr. Vice President, Manufacturing Platform; President, Varistar Corporation	2019 2018 2017	370,000 350,000 333,000	61,050 67,375 43,290	341,638 295,911 280,260	168,356 269,500 233,100	— — —	67,903 60,257 44,514	1,008,947 1,043,043 934,164
Jennifer O. Smestad Vice President, General Counsel and Corporate Secretary	2019 2018	340,000 315,000	54,400 39,690	239,643 199,656	172,295 198,450	285,516 62,049	45,093 23,432	1,136,947 838,277

(1)

In each year bonuses paid to each of the executive officers were based in part upon the achievement of individual goals established at the beginning of the year, and individual performance as determined by the Chief Executive Officer, subject to approval by the Compensation Committee and ratification by the independent members of the Board of Directors, for each executive officer except for the Chief Executive Officer, whose bonus was determined using the same criteria by the Compensation Committee, subject to ratification by the independent members of the Board of Directors.

(2)

The amounts shown represent the aggregate grant-date fair values of: performance shares at target (2019 — $45.885/share for Mr. Moug and $42.875 for all others, 2018 — $35.73/share, 2017 — $30.25/share), restricted stock unit grants (2019 — $49.6225/unit, 2018 — $41.325/unit, 2017 — $37.65/unit), as determined in accordance with FASB ASC Topic 718 and using the same assumptions as are described at Note 6 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for 2019. The estimated maximum payout value of the performance awards based on the per share grant-date fair value of the shares are as follows: Mr. MacFarlane (2019 — $1,775,232, 2018 — $1,329,156, 2017 — $1,157,063); Mr. Moug (2019 — $536,913, 2018 — $450,198, 2017 — $408,375); Mr. Rogelstad (2019 — $385,920, 2018 — $332,289, 2017 — $285,863); Mr. Abbott ($385,920, 2018 — $332,289, 2017 — $313,088); and Ms. Smestad (2019 — $270,144, 2018 — $225,099). Because the amounts shown primarily reflect the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain total shareholder return benchmarks over a three-year period as compared to peers for all grants and certain return on equity targets as described in the CD&A, the amount may not represent the value actually received by the executive officers. See the CD&A for a more detailed description.

(3)

Non-Equity Incentive Plan Compensation represents awards earned during 2019, 2018 and 2017 for achieving financial and safety goals under the Executive Annual Incentive Plan. See the CD&A for a more detailed description.

(4)

This column represents the change in pension value and was determined using the same assumptions as are described at Note 11 to the consolidated financial statements in the Annual Report on Form 10-K of Otter Tail Corporation for each of 2019, 2018, and 2017. In 2019, the change in discount rates account for $1,014,823 of the change vs. prior year for Mr. MacFarlane, $553,613 for Mr. Moug, $655,917 for Mr. Rogelstad and $156,066 for Ms. Smestad. Mr. Abbott is not eligible to participate in the pension plan. In 2018 the decline in pension value for Mr. Moug was ($100,942). All defined contribution plans are excluded from the calculation.

(5)

Amounts reflected in All Other Compensation for 2019 consist of (i) amounts contributed by Otter Tail Corporation under the Otter Tail Corporation 401(k) Retirement Savings Plan for 2019 as follows: Mr. MacFarlane, $7,000; Mr. Moug, $7,000; Mr. Rogelstad, $7,000; Mr. Abbott, $18,200; and Ms. Smestad, $7,000; (ii) the amount of Otter Tail Corporation’s contribution under the Employee Stock Ownership Plan for 2019 which was invested in common shares for the account of Mr. Rogelstad, $1,360; (iii) health savings account contributions as follows: Mr. MacFarlane, $750; Mr. Moug, $1,000; Mr. Rogelstad, $1,250; Mr. Abbott, $750; and Ms. Smestad, $1,370; and (iv) amounts contributed to the ERPP as follows: Mr. Abbott, $48,953; and Ms. Smestad, $36,723.

Total Realized Pay

Total Realized Pay, which is the compensation actually received by the executive officers in a particular year, is an important additional measure of total compensation. Information related to Total Realized Pay is meant to supplement, rather than to replace, the information found in the Summary Compensation Table. Total Realized Pay reflects the compensation actually received during the year, which can differ substantially from Total Compensation as presented in the Summary Compensation Table. For example, Total Compensation as presented in the Summary Compensation Table contains estimated values of performance shares that are based on multiple assumptions that may or may not be realized and can only be realized at the end of a three-year performance period. In addition, Total Compensation as presented in the Summary Compensation Table may show change in the actuarial present value of pension benefits, which are based on multiple assumptions and discount rates.

Otter Tail Corporation calculates Total Realized Pay as the sum of:

•	Base salary paid during the year, as reported in the Summary Compensation Table;

•	Annual incentive award received during the year;

•	The value realized upon the vesting of long-term incentive awards, including cash paid in lieu of dividends on unvested restricted stock units; and

•	Other compensation received during the year as reported in the Summary Compensation Table, excluding employer contributions to retirement benefit plans.

When calculating Total Realized Pay, Otter Tail Corporation excludes the following amounts that will not actually be received until a future date:

•

Change in pension value as reported in the Summary Compensation Table because it is largely driven by accounting and valuation assumptions that do not reflect the compensation realized by the executive officer in a particular year;

•	Employer contributions to retirement benefit plans, including the Otter Tail Corporation 401(k) Retirement Savings Plan, the Employee Stock Ownership Plan, and the ERPP; and

•	The value of long-term incentive awards that do not vest in that year.

The following table compares Total Realized Pay for our Named Executive Officers employed as of December 31, 2019 to the total compensation amounts as presented in the Summary Compensation Table. As noted above, this table is not intended to be a substitute for the Summary Compensation Table:

Total Realized Pay

Named Executive Officer	Year	Base Salary ($)[1]	Bonus and Annual Incentive Awards Received ($)[2]	Stock Compensation Received ($)[3]	Other Compensation ($)[4]	Total Realized Pay ($)	Total Realized Pay as % of Summary Compensation Table
Charles S. MacFarlane	2019 2018 2017	700,000 650,000 590,000	1,137,500 777,384 395,710	2,949,186 2,003,005 1,394,862	750 750 750	4,787,436 3,431,139 2,381,322	83 103 71	% % %
Kevin G. Moug	2019 2018 2017	457,320 444,000 431,000	422,466 390,421 185,381	1,096,545 723,330 662,854	1,000 750 900	1,977,331 1,558,501 1,280,135	100 122 71	% % %
Timothy J. Rogelstad	2019 2018 2017	381,100 370,000 359,000	216,688 176,024 165,676	739,909 466,839 395,288	1,250 1,000 1,000	1,338,947 1,013,863 920,964	68 110 56	% % %
John S. Abbott	2019 2018 2017	370,000 350,000 333,000	336,875 276,390 127,145	742,452 449,363 46,156	750 750 800	1,450,077 1,076,503 507,101	144 103 54	% % %
Jennifer O. Smestad	2019 2018	340,000 315,000	238,140 34,823	29,786 12,533	1,370 1,199	609,296 363,555	54 43	% %

(1)	Base salary paid during the year, as reflected in the “Salary” column of the Summary Compensation Table.

(2)	The total of bonuses and annual incentive awards received in the year.

(3)

Value realized upon vesting of performance shares, restricted stock and restricted stock units during the year based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting, as reported in the “Stock Vested Table” and found at page 29, and cash paid in lieu of dividends on unvested restricted stock units.

(4)

As reported in the “All Other Compensation” column of the Summary Compensation Table, excluding employer contributions to retirement benefit plans, which include the Otter Tail Corporation 401(k) Retirement Savings Plan, the Employee Stock Ownership Plan and the ERPP.

Grants of Plan-Based Awards

The following table summarizes the 2019 grants of equity and non-equity awards to the Named Executive Officers.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: No. of Shares of Stock or Units (#)[4]	Grant-Date Fair Value of Stock Awards ($)[5]
Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles S. MacFarlane	01-Jan-19 13-Feb-19 13-Feb-19	385,000	700,000	1,330,000	13,800	27,600	41,400	7,900	1,183,488 392,018
Kevin G. Moug	01-Jan-19 13-Feb-19 13-Feb-19	138,339	251,526	477,899	3,900	7,800	11,700	2,300	357,942 114,132
Timothy J. Rogelstad	01-Jan-19 13-Feb-19 13-Feb-19	104,803	190,550	362,045	3,000	6,000	9,000	1,700	257,280 84,358
John S. Abbott	01-Jan-19 13-Feb-19 13-Feb-19	111,925	203,500	386,650	3,000	6,000	9,000	1,700	257,280 84,358
Jennifer O. Smestad	01-Jan-19 13-Feb-19 13-Feb-19	93,500	170,000	323,000	2,100	4,200	6,300	1,200	180,096 59,547

(1)	The grant date of all awards is the effective date established by the Compensation Committee and ratified by the independent members of the Board of Directors when approving such awards.

(2)

Represents awards granted effective January 1, 2019 under the Executive Annual Incentive Plan and described in the CD&A. The amount actually earned in 2019 is reported in part under “Non-Equity Incentive Plan Compensation” and in part under “Bonus” in the Summary Compensation Table.

(3)

Represents grants of performance shares that vest dependent upon the three-year total shareholder return as compared to the total shareholder returns for the companies comprising the EEI Index (50%) and upon Otter Tail Corporation’s meeting a three-year target on adjusted ROE (50%). Holders of performance shares do not have any of the rights of a shareholder unless and until they receive common shares. The awards of performance shares are more fully described in the CD&A.

(4)

Represents restricted stock units that vest ratably on February 6, 2020, February 6, 2021, February 6, 2022, and February 6, 2023 provided the executive officer is employed by Otter Tail Corporation on those dates. The executive officers do not have voting rights in the restricted units and receive cash payments equal to the amount of cash dividends that would have been paid on the shares covered by restricted stock units, subject to forfeiture in certain circumstances. The awards of performance shares are more fully described in the CD&A.

(5)

The amounts shown represent the grant-date fair value of the stock awards as determined in accordance with FASB ASC Topic 718. Because the amounts indicated include the value ascribed to performance shares, which are awarded only if Otter Tail Corporation meets certain total shareholder return benchmarks as compared to peers (50%) or certain adjusted ROE goals (50%) as described in the CD&A, the amount may not reflect the value actually provided to the Named Executive Officers. See the CD&A for a more detailed description.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2019 for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

Stock Awards
Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[2]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Charles S. MacFarlane	2019 2018 2017 2016	7,900 5,400 3,450 2,375	405,191 276,966 176,951 121,814	41,400 37,200 — —	2,123,406 1,907,988 — —
Kevin G. Moug	2019 2018 2017 2016	2,300 1,800 1,250 900	117,967 92,322 64,113 46,161	11,700 12,600 — —	600,093 646,254 — —
Timothy J. Rogelstad	2019 2018 2017 2016	1,700 1,350 850 600	87,193 69,241 43,596 30,774	9,000 9,300 — —	461,610 476,997 — —
John S. Abbott	2019 2018 2017 2016	1,700 1,350 950 600	87,193 69,242 48,727 30,774	9,000 9,300 — —	461,610 476,997 — —
Jennifer O. Smestad	2019 2018	1,200 900	61,548 46,161	6,300 6,300	323,127 323,127

(1)

The awards for 2016, 2017, 2018 and 2019 are restricted stock units that vest ratably (25% per year) over a four-year period. Market value of restricted stock units equals the closing price of a common share at fiscal year-end ($51.29) multiplied by the number of units.

(2)

The unvested performance shares are reported at maximum as determined by SEC rules. The actual number of shares paid, which may range from 0% to 150% of target, will be determined by the Compensation Committee after it determines whether the performance goals have been met after the conclusion of 2020 and 2021. This typically occurs in February of each year. Market value of performance shares equals the closing price of a common share at fiscal year-end ($51.29) multiplied by the number of shares.

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information on stock vested during 2019 for the Named Executive Officers and the resulting value realized.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Charles S. MacFarlane	59,144	2,922,411
Kevin G. Moug	22,012	1,087,795
Timothy J. Rogelstad	14,845	733,609
John S. Abbott	14,895	736,012
Jennifer O. Smestad	550	26,846

(1)

The value realized on the vesting of stock awards is based on the fair market value of Otter Tail Corporation’s common shares at the time of vesting. The fair market value as used in this table is the average of the high and low price of Otter Tail Corporation’s common shares on the date of vesting.

Pension, ESSRP, and ERPP Plans

The Pension Plan is a tax-qualified defined benefit pension plan. Employees of Otter Tail Corporation and non-union employees of Otter Tail Power Company hired prior to September 1, 2006, and union employees of Otter Tail Power Company hired prior to November 1, 2013 (January 1, 2009 for Coyote Station employees) are eligible to participate in the Pension Plan. Benefits for Mr. MacFarlane, Mr. Moug and Ms. Smestad are determined by multiplying 37% of final average earnings (as defined in the Plan) by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. For these executive officers, final average earnings are determined using the 42 consecutive months out of the last 10 consecutive years prior to the participant’s retirement that produces the highest average salary. In addition, for each year of benefit accrued service earned in excess of 30 years, the executive’s benefit will increase by 1% up to a maximum of 110% of the benefit. For Mr. Rogelstad the benefit is determined by multiplying 38% of his final average earnings by a fraction, the numerator of which is the number of years of benefit accrual service up to 30 years and the denominator of which is 30. Final average earnings for Mr. Rogelstad is determined by using the 30 consecutive months out of the last 10 years prior to his retirement that produces the highest average salary. A full pension benefit is paid if the executive officer retires after he or she reaches age 62. If the executive officer commences payment prior to age 62, the pension benefit reduces on a scale beginning at 5% at age 61 and ending at 39% at age 55, the earliest age at which the pension benefit may be received. The Pension Plan does not provide for a lump sum distribution. Mr. Abbott is not eligible to participate in the Pension Plan.

Mr. MacFarlane, Mr. Moug, and Mr. Rogelstad participate in the ESSRP. Participation in the ESSRP is determined by the Compensation Committee. The Board amended and restated the ESSRP, freezing participation in and benefit accruals under the restoration benefit component of the ESSRP (as described below) as of December 31, 2019 for all participants except Mr. Moug. Mr. MacFarlane, Mr. Moug, and Mr. Rogelstad will receive retirement benefits under the ESSRP equal to the greater of the supplemental target benefit or the restoration benefit, as described below:

(1)

Supplemental target benefit: A benefit equal to 65% of the participant’s final average earnings (as defined in the ESSRP) offset by the participant’s social security benefit and the amount of the participant’s benefit from Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, provided the amount of this supplemental target benefit did not increase after December 31, 2010. The benefit amount accrues over a 15-year period. If this benefit is applicable, it will be paid for 15 years to the participant or the participant’s beneficiary or for such longer period of time as the participant lives. Final average earnings for Mr. MacFarlane and Mr. Moug is defined as highest consecutive 42-month average of base salary and incentive bonus paid during the 10 years prior to the supplemental target benefit freeze as of December 31, 2010. Final average earnings for Mr. Rogelstad is defined as the average of the total cash payments (base pay and bonus) paid to the participant during the highest consecutive 30 months in the 10 years prior to the supplemental target benefit freeze as of December 31, 2010.

(2)

Restoration benefit: The benefit calculated under Otter Tail Corporation’s tax-qualified defined benefit Pension Plan, modified to include the participant’s bonus in the computation of covered compensation and to exclude any statutory compensation and benefit limits, and offset by the participant’s benefit from the tax-qualified defined Pension Plan. If this benefit is applicable, it will be paid in the same form as the participant’s tax-qualified defined benefit Pension Plan benefit. With the exception of Mr. Moug, participants’ restoration benefits will be determined as of December 31, 2019 and will not increase after December 31, 2019.

Mr. MacFarlane, Mr. Moug, and Mr. Rogelstad are all vested in their benefits under the ESSRP. As a result of the benefit freeze, the final average earnings as of December 31, 2019 for Mr. MacFarlane have been determined to be $1,366,621 and $589,102 for Mr. Rogelstad. Mr. Moug was granted an additional 5 years of service under the ESSRP as of January 1, 2005. The increase in years of service for Mr. Moug was designed to more equitably apply the reduction in benefits caused by the January 1, 2005 amendment to the ESSRP. The ESSRP does not provide for a lump sum distribution.

If a Named Executive Officer under the ESSRP dies while employed by Otter Tail Corporation, Otter Tail Corporation will pay the participant’s beneficiary an amount equal to four times the participant’s annual salary and bonus at the time of death. If an executive officer under the ESSRP dies after retirement or dies after termination for other reasons with a vested benefit, Otter Tail Corporation will pay the participant’s beneficiary a lesser amount, depending upon the executive officer’s age at death and his or her vested percentage.

If a Named Executive Officer retires prior to age 62 or terminates employment prior to retirement with a vested benefit in the ESSRP, the Named Executive Officer will receive a reduced benefit amount. If a participant dies while still employed, his or her beneficiary will receive the actuarial equivalent of the participant’s benefit in 15 annual installments. Upon a change in control (as defined in the ESSRP), or in the event of the death of the executive officer while actively employed by Otter Tail Corporation, the executive officer becomes 100% vested in his or her accrued benefit. The Board of Directors has the right to amend, suspend or terminate the ESSRP, but no such action can reduce the benefits already accrued.

Mr. Abbott and Ms. Smestad participate in the ERPP, which is a non-qualified defined contribution plan. Mr. Rogelstad and Mr. MacFarlane will also be participants in this plan in 2020. The Plan permits a participant to defer up to 50% of salary in 1% increments and up to 100% of annual cash incentive compensation in 1% increments. In addition, subject to its annual discretion, Otter Tail Corporation will contribute a sum equal to 6.5% of the annual compensation for the plan year in excess of Internal Revenue Code Section 401(a)(17) compensation limit in effect for that plan year plus 3% of annual compensation to the deferral and retirement accounts for Messrs. MacFarlane, Rogelstad and Abbott and Ms. Smestad, provided they are each employed on the last day of the plan year. The Plan provides that each participant makes his or her own investment decisions on the amounts deferred and, on the amounts, contributed by Otter Tail Corporation and is solely at risk for investment returns. A participant’s elected deferred sub-account will be fully vested at all times. A participant’s employer contributions sub-account will be vested to the same extent he or she is vested in any employer contributions under the 401(k) Retirement Savings Plan provided, however, that a participant will become fully vested in their employer contribution sub-account upon death, becoming disabled, or a change in control, provided the date on which the participant becomes fully vested in the employer contributions as a result of any of those events occurs while the participant is actively employed by or associated with Otter Tail Corporation. The Plan allows for full vesting of employer contributions if retiring at or after age 62 and to allow Otter Tail Corporation to make restorative or other discretionary contributions on behalf of participants. To offset the retirement compensation loss as a result of freezing the ESSRP benefit accrual for Mr. MacFarlane and Mr. Rogelstad, which is discussed above, a special employer contribution will be made to each of Messrs. MacFarlane and Rogelstad’s account following the end of each year beginning in 2020, with the first such contribution being made in 2021. Mr. MacFarlane will be credited with 22.4% of his prior year’s base salary and annual incentive, and Mr. Rogelstad will be credited with 7.8% of his prior year’s base salary and annual incentive. This is in addition to the normal contributions provided by the ERPP. This special employer contribution will continue until the executive retires, or reaches age 62, whichever comes first.

If a participant separates from service or becomes disabled, the vested portion of the participant’s account will be paid in a lump sum. If a participant dies while still employed, the participant’s vested account will be paid to the participant’s beneficiary in a lump sum payment. The Board of Directors has the right to amend, suspend or terminate the ERPP, but no such action can reduce the benefits already accrued.

The following table summarizes the number of years of credited service and present accumulated value of the pension benefits for Mr. MacFarlane, Mr. Moug, Mr. Rogelstad, and Ms. Smestad under the Otter Tail Corporation Pension Plan and ESSRP. Payments made for Mr. Abbott and Ms. Smestad under the ERPP are found on the Non-Qualified Deferred Compensation Table and in the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Charles S. MacFarlane	Pension Plan ESSRP	18.08 18.08	976,564 5,124,728	— —
Kevin G. Moug[2]	Pension Plan ESSRP	18 23	1,172,716 3,573,851	— —
Timothy J. Rogelstad	Pension Plan ESSRP	30.50 30.50	1,526,994 2,062,908	— —
Jennifer O. Smestad	Pension Plan ESSRP	18 —	727,726 —	— —

(1)

The present value of the accumulated benefit for the Pension Plan and ESSRP is calculated in accordance with FASB ASC Topic 715. See Note 11 to the consolidated financial statements in the 2019 Annual Report on Form 10-K of Otter Tail Corporation for the policy and assumptions made in the valuation of this accumulated benefit.

(2)	Includes 5 years of additional credited service, which results in an additional accumulated benefit at present value of $1,217,810.

Non-Qualified Deferred Compensation

The following table presents information on non-qualified deferred compensation for the Named Executive Officers.

Non-Qualified Deferred Compensation1

Name	Executive Contributions in Last FY ($)[2]	Registrant Contributions in Last FY ($)[3]	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)[4]
Charles S. MacFarlane	354,375	—	316,329	—	2,385,955
Kevin G. Moug	36,586	—	20,438	—	522,936
Timothy J. Rogelstad	24,454	—	26,890	—	137,230
John S. Abbott	185,000	48,953	168,239	—	1,163,905
Jennifer O. Smestad	42,851	36,723	18,373	—	155,258

(1)	The terms of the deferred compensation plans are described in the CD&A.

(2)

The amounts reported in the Executive Contributions column are also reported as compensation to the Named Executive Officers in the Summary Compensation Table while the amounts in the Aggregate Earnings column are not.

(3)

The amounts reported in this column were contributed into the ERPP, whose terms are described in the Pension, ESSRP and ERPP Plans section. The amounts reported in this column are also reported in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Payments and benefits received by the Named Executive Officers upon termination is governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of 2019. The actual amounts to be paid out can only be determined at the time of the Named Executive Officers’ departure from the Corporation.

Employees, including the Named Executive Officers, are entitled to payments and benefits that were earned prior to their termination, and as a result, these payments and benefits are not included in the tables below. These payments and benefits include prorated bonus, accrued PTO pay, contributions to and earnings in the Deferred Compensation Plan, Pension Plan, and ERPP contributions and earnings, and vested benefits in the Pension Plan and ESSRP.

Potential Termination Payments Upon a Change in Control

Otter Tail Corporation has entered into change-in-control severance agreements (the “Severance Agreements”) with the Named Executive Officers. The Severance Agreements provide for certain payments and other benefits if, following a Change in Control, Otter Tail Corporation terminates the Named Executive Officer’s employment without Cause, or the Named Executive Officer terminates his or her employment for Good Reason. Such payments and benefits include: (i) severance pay equal to two times the sum of the Named Executive Officer’s salary (at the highest annual rate in effect during the two years prior to the termination) and average annual incentive compensation (for the two years prior to the termination); (ii) two years of continued life, health and disability insurance; (iii) the payment of legal fees and expenses relating to the termination; and (iv) the termination of any noncompetition arrangement between Otter Tail Corporation and the Named Executive Officer. Severance and benefits will be paid by the Corporation or its successor in a lump sum not later than one day prior to the effective date of the termination. Under the Severance Agreements, “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to Otter Tail Corporation; “Good Reason” is defined to include a material change in the employee’s responsibility or status, a reduction in salary or benefits, or a mandatory relocation; and “Change in Control” is defined to include a change in control of the type required to be disclosed under SEC proxy rules, acquisition by a person or group of 35% of the outstanding voting stock of Otter Tail Corporation, a proxy fight or contested election that results in Continuing Directors (as defined in the Severance Agreements) not constituting a majority of Otter Tail Corporation’s Board of Directors, or another event the majority of the Continuing Directors determines to be a Change in Control.

Potential Termination Payments Outside a Change-in-Control

Otter Tail Corporation has entered into an employment agreement (the “Employment Agreement”) with Mr. Moug. Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and Ms. Smestad are participants in the Executive Severance Plan. The Employment Agreement provides that if Otter Tail Corporation terminates the employment of the Named Executive Officer for Cause or if the Named Executive Officer terminates the employment relationship without Good Reason (as defined in the Employment Agreements) the Named Executive

Officer will receive base pay and benefits through the date of termination. Alternatively, if Otter Tail Corporation terminates the employment of the Named Executive Officer for any other reason, or if the Named Executive Officer terminates the employment relationship for Good Reason, Otter Tail Corporation will pay a severance payment equal to 1.5 times the sum of the Named Executive Officer’s base pay plus such officer’s most recent annual cash incentive payment in full satisfaction of Otter Tail Corporation’s obligations to the Named Executive Officer, to be paid in a lump sum within fifteen days of termination. The Executive Severance Plan provides Mr. Rogelstad, Mr. Abbott and Ms. Smestad with a severance payment under similar circumstances equal to 1.5 times the sum of base pay plus the target annual cash incentive payment, and for Mr. MacFarlane, 2.0 times the sum of base pay plus the target annual cash incentive payment. Severance payments under the Executive Severance Plan will be paid by the Corporation or its successor, in a lump sum not later than one day prior to the effective date of the termination. In return, each of Mr. MacFarlane, Mr. Rogelstad, Mr. Abbott and Ms. Smestad, as a terminated executive, must release all claims relating to employment and termination and comply with certain additional covenants, including non-disparagement, non-compete, non-solicitation of employees and vendors and the assignment of intellectual property.

The following table presents information regarding potential payments pursuant to the agreements described above and the 2014 Stock Incentive Plan for each of the Named Executive Officers named below assuming the event took place on the last business day of the fiscal year, December 31, 2019.

Summary of Termination Payments1

	No Change in Control			Change in Control
Name	For Cause ($)	Death/Disability ($)	Without Cause ($)	($)
Charles S. MacFarlane[2]	—	3,668,517	4,124,600	7,024,185
Kevin G. Moug[3]	—	1,151,461	2,069,042	3,235,433
Timothy J. Rogelstad[4]	—	856,543	1,177,085	2,061,705
John S. Abbott[5]	—	861,672	1,179,860	2,244,003
Jennifer O. Smestad[6]	—	565,472	983,247	1,556,028

(1)	For purposes of these calculations, the price per share is the closing price of Otter Tail Corporation’s common shares on December 31, 2019.

(2)

For Mr. MacFarlane, Death/Disability consists of performance shares vesting at target in the amount of $2,687,596 and restricted stock units vesting in the amount of $980,921; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $1,324,600 and severance in the amount of $2,800,000; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $2,687,596, severance in the amount of $3,314,884, restricted stock units vesting in the amount of $980,921, and a health benefit in the amount of $40,784.

(3)

For Mr. Moug, Death/Disability consists of performance shares vesting at target in the amount of $830,898 and restricted stock units vesting in the amount of $320,563; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $428,800, restricted stock units vesting in the amount of $320,563, and severance in the amount of $1,319,679; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $830,898, severance in the amount of $1,727,527; restricted stock vesting in the amount of $320,563; three additional years of credited service under the ESSRP in the amount of $315,662; and a health benefit in the amount of $40,783.

(4)

For Mr. Rogelstad, Death/Disability consists of performance shares vesting at target in the amount of $625,738 and restricted stock units vesting in the amount of $230,805; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $319,610, and severance in the amount of $857,475; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $625,738, severance in the amount of $1,154,912, restricted stock units vesting in the amount of $230,805, and a health benefit in the amount of $50,250.

(5)

For Mr. Abbott, Death/Disability consists of performance shares vesting at target in the amount of $625,738 and restricted stock units vesting in the amount of $235,934; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $319,610, and severance in the amount of $860,250; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $625,738, severance in the amount of $1,353,265, restricted stock units vesting in the amount of $235,934, and a health benefit in the amount of $29,066.

(6)

For Ms. Smestad, Death/Disability consists of performance shares vesting at target in the amount of $430,836 and restricted stock units vesting in the amount of $134,636; Without Cause consists of pro rata portion of performance shares vesting at target in the amount of $218,247, and severance in the amount of $765,000; Change in Control is subject to double trigger vesting and consists of performance shares vesting at target in the amount of $430,836, severance in the amount of $952,963, restricted stock units vesting in the amount of $134,636, and a health benefit in the amount of $37,593.

Pay Ratio Disclosure

Otter Tail Corporation provides fair and equitable compensation to its employees through a combination of competitive base pay, incentives, retirement plans and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. MacFarlane (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. MacFarlane, our President and CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of Otter Tail Corporation (other than our CEO) was $68,324; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,758,533.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 84 to 1.

To determine the pay ratio, we took the following steps:

We determined that we would use the same median employee identified two years ago because there has been no change in our employee population or our employee compensation arrangements, and there have been no changes in the median employee’s circumstances, that we reasonably believe would result in a significant change in our pay ratio disclosure.

In order to identify the median employee:

•

We determined that, as of December 31, 2017, our employee population consisted of approximately 2,242 individuals, all located in the United States. This population consists of our full-time, part-time, temporary and seasonal employees. We excluded a limited number of temporary agency employees, whose compensation was determined by the agency and who are not considered our employees for purposes of the pay ratio calculation.

•

We compared the base pay of our employees as reflected in our payroll records for 2017, which was our measurement period. We selected the determination date and measurement period because they were recent periods for which employee census and compensation information are readily available. We selected annual salary as our compensation measure because it was readily available in our existing payroll systems, it was consistently calculated for each employee, and because it was a reasonable proxy for total compensation for purposes of determining the median employee.

Using the same median employee identified pre as of December 31, 2017, we calculated such employee’s annual total compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $68,324. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) Retirement Savings Plan, and the cost of health and other benefits.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this Proxy Statement. Any estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table.

Advisory Vote on Executive Compensation

As required pursuant to Section 14A of the Exchange Act, Otter Tail Corporation is providing its shareholders with a non-binding advisory vote on the compensation of the Named Executive Officers as described in the CD&A and the accompanying tables contained in this Proxy Statement. Otter Tail Corporation asks that you support the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board of Directors or Otter Tail Corporation. However, the Board of Directors will review the results of your voting and take those results into consideration when making future decisions regarding executive compensation. Otter Tail Corporation holds the vote annually.

As has been described in this Proxy Statement, executive compensation at Otter Tail Corporation is heavily weighted towards pay for performance and focused on driving strong financial performance. Both annual and long-term incentives have significant performance components attached to them. The Compensation Committee has established targets that permit payment of annual and long-term incentives only when Otter Tail Corporation’s financial and safety metrics are met. Long-term incentives are tied to Otter Tail Corporation stock performing well in the market and on strong returns on equity. Historically, in years when Otter Tail Corporation has not met its financial and safety targets, the Named Executive Officers have not received annual incentives, or the amount of those incentives has been significantly reduced. Similarly, when Otter Tail Corporation’s stock has not performed well, long-term incentives have not been paid. Annual and long-term incentives are only paid when Otter Tail Corporation is operating safely and performing well financially and in the market.

Otter Tail Corporation believes it has designed compensation programs that are appropriate to attract and retain talented and dedicated key executives who are focused on Otter Tail Corporation’s performance.

Otter Tail Corporation also believes that the information provided above and in this Proxy Statement demonstrates that its executive compensation programs are appropriate to ensure that the interests of the Named Executive Officers are aligned with the long-term interests of Otter Tail Corporation’s shareholders. Accordingly, Otter Tail Corporation is asking its shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, That the shareholders approve, on an advisory basis, the compensation of Otter Tail Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section of the Proxy Statement for the 2020 Annual Meeting of Shareholders, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in such Proxy Statement.”

The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of Otter Tail Corporation’s Named Executive Officers. Adoption of this resolution will require the affirmative vote of the majority of the common shares present in person or by proxy and entitled to vote at the Annual Meeting.

Report of Audit Committee

The Audit Committee of Otter Tail Corporation’s Board of Directors is composed of four independent Directors (as defined by the Nasdaq Listing Standards) and operates under a written charter adopted by the Board of Directors. The Audit Committee retains and supervises Otter Tail Corporation’s independent registered public accounting firm, currently Deloitte & Touche, LLP.

Management is responsible for Otter Tail Corporation’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Otter Tail Corporation’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Otter Tail Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the applicable requirements of the Public Company Accounting Oversite Board (“PCAOB”) and the Commission. Otter Tail Corporation’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the consolidated financial statements and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

Steven L. Fritze, Chair

Karen M. Bohn

James B. Stake

Thomas J. Webb

Ratification of Independent Registered Public Accounting Firm

At the Annual Meeting of Shareholders, the Board of Directors will propose that shareholders ratify the appointment of the firm of Deloitte & Touche, LLP as the independent registered public accounting firm to audit the consolidated financial statements of Otter Tail Corporation for 2020. This firm has no direct or indirect financial interest in Otter Tail Corporation.

The Audit Committee has appointed Deloitte & Touche, LLP as our independent registered public accounting firm for 2020. Shareholder ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte & Touche, LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm, but it retains sole responsibility for appointing and terminating the independent registered public accounting firm.

A partner of the independent registered public accounting firm of Deloitte & Touche, LLP will be present at the Annual Meeting to answer questions and to make a statement if they desire to do so. An affirmative vote of a majority of the common shares present and entitled to vote with respect to the ratification of the independent registered public accounting firm is required for ratification. Proxies, unless otherwise directed thereon, will be voted in favor of this proposal. The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche, LLP as the independent registered public accounting firm for 2020.

Fees

Aggregate fees that Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) billed to Otter Tail Corporation for 2019 and 2018 are as follows.

	2019		2018
Total Audit Fees	$1,551,195	(a)	$1,334,264	(b)
Audit-Related Fees	—		—

Total Audit and Audit-Related Fees	$1,551,195		$1,334,264
Tax Fees	18,743	(c)	78,610	(d)
Other Fees	1,895	(e)	1,895	(e)

Total Fees Paid to Deloitte Entities	$1,571,833		$1,414,769

(a)

Includes 2019 audit fees, per engagement letter, of $1,232,420, estimated expenses for 2019 audit of $80,000, $71,925 for additional audit work around implementation of new customer information system, $6,850 for additional audit work around a software upgrade and $160,000 related to two comfort letters.

(b)

Includes 2018 audit fees, per engagement letter, of $1,177,500, actual expenses for 2018 audit of $67,164, $44,000 for additional audit work surrounding the lease accounting standard implementation, $24,000 for additional audit work around implementation of a new customer information system, $3,000 for additional audit work around a software upgrade and $18,600 related to two registration statements.

(c)	Includes fees for tax planning in the amount of $12,632, tax advice in the amount of $1,344, and tax compliance in the amount of $4,767.

(d)	Includes fees for tax planning in the amount of $9,080, tax advice in the amount of $60,610, and tax compliance in the amount of $8,920.

(e)	Fees related to use of Deloitte’s Accounting Research Tool.

Pre-Approval of Audit/Non-Audit Services Policy

Otter Tail Corporation’s Audit Committee has adopted, and the Board of Directors has ratified, the Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. The independent registered public accounting firm has reviewed this policy and believes that implementation of the policy will not adversely affect the firm’s independence.

Four categories of services have been defined by Otter Tail Corporation within the policy to provide a consistent framework for assessment, decision making, approval and reporting. The following is a summary of the key provisions of the policy.

Audit services are specified services directly related to performing the independent audit of Otter Tail Corporation and its subsidiaries. The independent registered public accounting firm will submit to the Audit Committee for pre-approval the scope and estimated fees associated with the current year audit at the August Audit Committee meeting.

Audit-related services are specified services that are related extensions of audit services and are logically performed by the independent registered public accounting firm. Additional services exceeding the specified pre-approved limits require specific Audit Committee approval.

Tax services are specified services related to tax matters. Using the independent registered public accounting firm for these matters creates efficiencies, minimizes disruption, or preserves confidentiality. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

Other services include (a) “synergistic” services for which utilizing the independent registered public accounting firm creates efficiencies, minimizes disruption, or preserves confidentiality, or (b) “unique qualifications” services for which management has determined that the independent registered public accounting firm possesses unique or superior qualifications to provide the services. Additional services exceeding the specified pre-approved limits, or adding service types to the pre-approved list, requires specific Audit Committee approval.

“Restricted” non-audit services include nine specific restricted services outlined in the SEC’s rule on auditor independence. These services are not to be performed by the independent registered public accounting firm.

During 2018 and 2019, all of the services provided by Deloitte Entities for the services described above under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee consistent with this procedure.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of Otter Tail Corporation has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving, or ratifying transactions with “Related Persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “Related Person” includes any of the Directors, nominee for Director, or executive officers of Otter Tail Corporation, certain shareholders and their immediate families. The policy applies to transactions in which Otter Tail Corporation is a participant and a Related Person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, Otter Tail Corporation management is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve, or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to Otter Tail Corporation than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons can be found at www.ottertail.com. For 2019 Otter Tail Corporation is unaware of any related party transactions covered under this policy.

Shareholder Proposals for 2021 Annual Meeting

Any holder of common shares of Otter Tail Corporation who intends to present a proposal that may properly be acted upon at the 2021 Annual Meeting of Shareholders of Otter Tail Corporation must submit such proposal to Otter Tail Corporation so that it is received at Otter Tail Corporation’s executive offices at P.O. Box 496, Fergus Falls, MN 56538-0496, on or before November 9, 2020 for inclusion in Otter Tail Corporation’s Proxy Statement and form of proxy relating to that meeting.

If a holder of common shares wishes to present a proposal at the 2021 Annual Meeting of Shareholders but does not wish to include it in the Proxy Statement and form of proxy relating to that meeting or wishes to nominate a candidate for Director, the holder must submit notice of the proposal or nomination in accordance with the procedures provided in the Otter Tail Corporation Bylaws to Otter Tail Corporation’s executive offices on or before January 20, 2021 in order for the proposal to be considered timely.

Other Business

As of the date hereof, the Board of Directors of Otter Tail Corporation is aware of no other proposals to be presented to the Annual Meeting in addition to the items described above. If any other matters properly come before the Annual Meeting, the proxies will vote thereon at their discretion.

A copy of Otter Tail Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, including financial statements and schedules thereto, filed with the SEC, is available without charge to shareholders. Address written requests to:

Corporate Secretary
Otter Tail Corporation
P.O. Box 496
Fergus Falls, MN 56538-0496

Appendix A

Non-GAAP Financial Measures

Financial measures used to determine cash incentives under the Executive Annual Incentive Plan and to determine performance shares awarded under the 2017-2019 Performance Share Grant are based on financial measures calculated in accordance with generally accepted accounting principles (GAAP), which are adjusted for items deemed to be unusual or extraordinary. The GAAP measure may be adjusted for items which fall under these categories as appropriate: (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the company’s methods of accounting; (3) results of discontinued operations; (4) asset write downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items.

For 2019, only GAAP financial measures were used in determining the 2019 cash incentive under the Executive Annual Incentive Plan. There were no adjustments made.

For 2019, the Corporate Three-Year Adjusted Return on Equity reflects adjustments from the most directly comparable GAAP financial measure in order to exclude the impact of discontinued operations for each of the years 2017 and 2018 and to exclude the effect of the Tax Cuts and Jobs Act on 2017 results. There were no adjustments made to the GAAP financial measure for 2019.

The following table provides a reconciliation of the Corporate Three-Year Adjusted Return on Equity, used to determine the shares awarded under the Corporation’s 2017-2019 performance shares, to the GAAP calculation.

	2017	2018	2019	Three- year Average
GAAP Corporate Three-Year Return on Equity	10.57%	11.52%	11.61%	11.23%
Adjustments:
Impact of ongoing costs related to operations, not of a continuing nature	(0.05%)	0.05%	—
Effect of TCJA on deferred tax balances	0.26%	—	—
Corporate Three-Year Adjusted Return on Equity	10.78%	11.57%	11.61%	11.32%

Otter Tail Corporation’s management believes that the Corporate three-year adjusted ROE reflect the management’s performance in operating the Corporation and provide a meaningful representation of the performance of our core business. However, management understands there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not a substitute for GAAP measures for purposes of analyzing financial performance, and they may be calculated differently from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

A-1

215 South Cascade Street

P.O. Box 496

Fergus Falls, Minnesota 56538-0496

4950 19th Avenue S., Suite 101

P.O. Box 9156

Fargo, North Dakota 58106-9156

www.ottertail.com

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

INTERNET/MOBILE – www.proxypush.com/ottr Use the Internet to vote your proxy until 11:59 p.m. (CDT) on April 18, 2020. Scan code below for mobile voting.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on April 18, 2020.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

PLEASE VOTE YOUR PROXY–NOW!

Please date and sign the attached proxy and return it promptly.

This will help save the expense of follow-up letters to shareholders who have not responded. If you vote by Internet or telephone, please do not mail your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR the Election of Directors, and FOR Items 2 and 3.

1. Election of directors:	01 John D. Erickson 03 James B. Stake	☐	Vote FOR all nominees	☐	Vote WITHHELD
	02 Nathan I. Partain		(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote approving the compensation provided to executive officers.	☐ For	☐ Against	☐ Abstain

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2020.	☐ For	☐ Against	☐ Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy will be voted as directed. In the absence of specific directions, the proxy will be voted FOR the election of Directors, FOR Proposal 2, and FOR Proposal 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 20, 2020

10:30 a.m. (CDT)

Bigwood Event Center

Country Inn & Suites by Radisson

925 Western Avenue

(Highway 210 West & Interstate 94)

Fergus Falls, Minnesota

Proxy

Solicited on behalf of the Board of Directors of OTTER TAIL CORPORATION

The undersigned hereby appoint Jennifer O. Smestad and Kevin G. Moug (each with power to act alone and with full power of substitution) the proxies of the undersigned to vote all common shares that the undersigned is entitled to vote at the Annual Meeting of Otter Tail Corporation to be held April 20, 2020, and at any adjournment thereof, and hereby directs that this proxy be voted as instructed herein. The Board of Directors recommends voting for the election of Directors (Item 1), for the compensation provided to executives as described in the Proxy Statement (Item 2 – advisory vote), and for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Item 3).

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

OTTER TAIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 20, 2020

10:30 a.m. (CDT)

Bigwood Event Center

Country Inn & Suites by Radisson

925 Western Avenue

(Highway 210 West & Interstate 94)

Fergus Falls, Minnesota

Directions to the Otter Tail Corporation Annual Meeting are available in the proxy Statement which can be viewed at www.ottertail.com/annual.cfm.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on April 20, 2020

Notice is hereby given that the Annual Meeting of Shareholders of Otter Tail Corporation will be held at the Bigwood Event Center, Country Inn & Suites by Radisson, 925 Western Avenue (Highway 210 West & Interstate 94), Fergus Falls, Minnesota on Monday, April 20, 2020, at 10:30 a.m. (CDT).

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Annual Report on Form 10K for the year ended December 31, 2019 and the 2020 Proxy Statement are available at

www.ottertail.com/annual.cfm.

If you want to receive a paper copy or an e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 1, 2020 to facilitate timely delivery.

Proposals intended to be acted upon at the meeting are listed below.

1.	To elect three directors for three-year terms ending April 2023;

2.	To approve, in a non-binding advisory vote, the compensation provided to the Named Executive Officers as described in the Proxy Statement;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2020; and

4.	To transact such other business as may properly be brought before the meeting.

The board of directors recommends a vote “FOR” the three nominees for election for three-year terms ending 2023 listed in the Company’s 2020 Proxy Statement, “FOR” Proposal 2, and “FOR” Proposal 3.

THIS IS NOT A FORM FOR VOTING

You may immediately vote your proxy on the Internet at:

www.proxypush.com/ottr

•  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CDT) on April 18, 2020.

•  Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

•  Scan code to the right for mobile voting.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

To request paper copies of the proxy materials, which include the Proxy Card,

Proxy Statement and Annual Report on Form 10-K, please contact us via:

Internet/Mobile – Access the Internet and go to www.investorelections.com/ottr. Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-870-3684 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at paper@investorelections.com with “Ottr Materials Request” in the subject line.

The email must include:

•	The 11-digit control # located in the box in the upper right hand corner on the front of this notice.

•	Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

•	If you choose email delivery you must include the email address.

•	If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.